Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 25, 2006, is made by and among HVHC Inc., a Delaware corporation (“Parent”); Franklin Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”); ECCA Holdings Shareholder Trust, a Delaware statutory trust, solely in its capacity as the representative of the Company Shareholders (the “Representative”); and ECCA HOLDINGS CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has submitted this Agreement to the shareholders of the Company for adoption thereby;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the New York office of Bingham McCutchen LLP, unless another date or place is agreed to in writing by the parties hereto.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A hereto and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the earlier of his resignation or removal or until his respective successor is duly elected and qualified, as the case may be.

SECTION 1.08. Payment of GGC Transaction Fee. At the Closing, immediately following the Effective Time, the Surviving Corporation shall pay the GGC Transaction Fee by wire transfer of immediately available funds to an account designated by GGC Administration, LLC, except to the extent the GGC Transaction

Fee is paid by or on behalf of the Surviving Corporation pursuant to separate obligation to make such payment. Payment by Parent of such fee pursuant to the terms of that certain Purchase and Sale Agreement, dated as of the date of this Agreement, by an among Parent, GGC-ECCA Holdings, LLC, GGC-ECCA Holdings II, LLC, and the Representative (the “GGC Purchase Agreement”) shall satisfy the Surviving Corporation’s obligations under this Section 1.08.

ARTICLE II

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

(a) Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Certain Stock. Each share of the Company Capital Stock that is owned by the Company or any of its Subsidiaries or by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist.

(c) Company Capital Stock; Determination of Merger Consideration. The total consideration (the “Merger Consideration”) to be paid to holders of Company Capital Stock by Parent in connection with the Merger shall be equal to $305,000,000 (the “Pre-Adjustment Merger Consideration”), plus (i) any Delay Premium, plus (ii) any Net Debt Decrease, plus (iii) any Net Working Capital Increase, minus (iv) any Net Debt Increase, minus (v) any Net Working Capital Decrease, minus (vi) Final Closing Taxes, minus (viii) the Management Bonuses, minus (viii) any Excess D&O Tail Cost, minus (ix) the GGC Transaction Fee. A sample calculation of the Merger Consideration is set forth on Exhibit B (the “Sample Merger Consideration Calculation”). The Merger Consideration shall be determined by applying the same methodology as set out in the calculation of the Sample Merger Consideration Calculation. The determination of the amount of Merger Consideration that is payable at Closing is subject to the assumptions and adjustments as set forth in Sections 2.01(d)(A) and (B) and, following the Closing, the adjustments as set forth in Sections 2.01(d)(C) through (J). The Merger Consideration shall be paid as follows, and as of the Effective Time, by virtue of the Merger, automatically and without further action:

(A) Each share of Company Series A-1 Preferred Stock outstanding as of the Effective Time (other than any Dissent Shares and any shares cancelled pursuant to Section 2.01(b)) shall be converted into a right to receive from Parent (upon surrender of the Certificates representing such share in accordance with Section 2.02(b)) an amount (the “Per Share Series A-1 Preferred Stock Merger Consideration”) in cash equal to the quotient of (i) the greater of (x) the Base A-1 Consideration and (y) the Final A-1 Consideration, divided by (ii) the number of shares of Company Series A-1 Preferred Stock outstanding as at the Effective Time.;

(B) Each share of Company Series A-3 Preferred Stock outstanding as of the Effective Time (other than any Dissent Shares and any shares cancelled pursuant to Section 2.01(b)) shall be converted into a right to receive from Parent (upon surrender of the Certificates representing such share in accordance with Section 2.02(b)) an amount (the “Per Share Series A-3 Preferred Stock Merger Consideration”) in cash equal to $200 (proportionately adjusted for any stock dividend, stock split, reverse stock split, or other subdivision or combination of shares of Company Series A-3 Preferred Stock occurring after the date hereof);

(C) (1) each share of Company Series B-1 Preferred Stock outstanding as of the Effective Time (other than any Dissent Shares and any shares cancelled pursuant to Section 2.01(b)) shall be converted into a right to receive from Parent (upon surrender of the Certificates representing such share in accordance with Section 2.02(b)): an amount (subject to estimation prior to the Closing as set forth in Sections 2.01(d)(A) and (B) and to adjustment following the Closing as set forth in Sections 2.01(d)(C) through (I); as so adjusted, the “Per Share Series B-1 Preferred Stock Merger Consideration”) in cash equal to the quotient of (i) the Series B-1 Merger Consideration, divided by (ii) the number of shares of Company Series B-1 Preferred Stock outstanding as of the Effective Time; provided, however, that Parent shall retain from the Series B-1 Preferred Stock Merger Consideration an amount equal to the product of the Per Share Series B-1 Preferred Stock Merger Consideration times 49,387 (the “Set-Aside Amount”) in a segregated, interest-bearing account and to be held pursuant to the terms and conditions of the Ancillary Agreement; and

(2) each share of Company Series B-2 Preferred Stock outstanding as of the Effective Time (other than any Dissent Shares and any shares cancelled pursuant to Section 2.01(b)) shall be converted into a right to receive from Parent (upon surrender of the Certificates representing such share in accordance with Section 2.02(b)) an amount (subject to estimation prior to the Closing as set forth in Sections 2.01(d)(A) and (B); as so adjusted, the “Per Share Series B-2 Preferred Stock Merger Consideration”) in cash equal to the quotient of (i) the Series B-2 Merger Consideration, divided by (ii) the number of shares of Company Series B-2 Preferred Stock outstanding as of the Effective Time.

(D) all shares of Company Capital Stock shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive from Parent (upon surrender of such Certificate in accordance with Section 2.02(b)) the Per Share Series A-1 Preferred Stock Merger Consideration, Per Share Series A-3 Preferred Stock Merger Consideration, Per Share Series B-1 Preferred Stock Merger Consideration or the Per Share Series B-2 Preferred Stock Merger Consideration, if and as applicable.

(d) Merger Consideration Adjustments.

(A) The Parties agree that the determination of the amount of Merger Consideration that is payable at Closing was based on (i) an assumed Closing Net Working Capital in the amount of $7,400,000 (“Target Net Working Capital”) and (ii) an assumed Closing Outstanding Net Debt equal to the Reference Date Net Debt.

(B) No less than five (5) Business Days prior to the Closing Date the Company shall prepare and deliver to Parent for Parent’s review, and the Company and Parent shall mutually agree in good faith on, estimates of (i) the Existing Company Indebtedness as of the Closing Date, the Closing Cash, and the Closing Outstanding Net Debt (the last of such estimates, the “Estimated Closing Outstanding Net Debt”) (ii) Estimated Closing Taxes, and (iii) Closing Net Working Capital (such estimate, the “Estimated Closing Working Capital”). If Parent and the Company cannot agree on the Estimated Closing Outstanding Net Debt, Estimated Closing Taxes, and/or the Estimated Closing Working Capital, then the amount(s) of such item(s) shall be as set forth in the Sample Merger Consideration Calculation. For purposes of the payments to be made by Parent (upon surrender of the Certificates representing shares in accordance with Section 2.02(b)) at or following the Closing until the Final Closing Outstanding Net Debt, Closing Taxes, and Final Closing Working Capital are determined pursuant to this Agreement, such payments shall be made on the basis of estimated Merger Consideration calculated on the assumption that the Final Closing Outstanding Net Debt will be equal to the Estimated Closing Outstanding Net Debt, Closing Taxes will be equal to Estimated Closing Taxes, and the Final Closing Working Capital will be equal to the Estimated Closing Working Capital. Such estimated Merger Consideration shall be subject to adjustment as provided in Sections 2.01(d)(C) through (I) below.

(C) As promptly as practicable, but no later than 60 days after the Closing Date, Parent and the Surviving Corporation shall prepare and deliver to the Representative a closing statement (the “Closing Statement”) and a certificate signed by an executive officer of the Parent (the “Closing Certificate”) based on such Closing Statement setting forth the Surviving Corporation’s calculation of Closing Outstanding Net Debt, Closing Taxes, and Closing Net Working Capital. Parent and the Surviving Corporation will permit a person designated by the Representative to participate in the preparation of the Closing Statement (solely for purposes of understanding the process and without any right to specify the content of the Closing Statement). Closing Net Working Capital shall be determined on the same basis and using the same accounting principles, practices, assumptions, methodologies, and policies used in the preparation of the December 31, 2005, audited consolidated financial statements of ECCA and its Subsidiaries, including the notes thereto, included in the ECCA SEC Documents (collectively, the “Working Capital Principles”). A sample calculation of Net Working Capital is set forth on Exhibit C (the “Sample Working Capital Calculation”). The Sample Working Capital Calculation was determined in accordance with the Working Capital Principles.

(D) Upon the Representative’s review of the Closing Statement, if the Representative disagrees with the Surviving Corporation’s calculation of the Closing Outstanding Net Debt, Closing Taxes, and/or the Closing Net Working Capital set forth in the Closing Certificate, the Representative may, within 15 days after delivery of the Closing Statement, deliver a written notice to the Surviving Corporation, with a copy to Parent, disagreeing with any such calculation and setting forth the Representative’s calculation of such amount (a “Notice of Disagreement”). Any such Notice of Disagreement shall specify, in reasonable detail, those items or amounts as to which the Representative disagrees.

(E) If a Notice of Disagreement shall be duly delivered pursuant to Section 2.01(d)(D), the Representative and the Surviving Corporation shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Outstanding Net Debt and/or the Closing Net Working Capital, as applicable. If during such period, the Representative and the Surviving Corporation are unable to reach such agreement, they shall promptly thereafter cause KPMG LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Outstanding Net Debt, Closing Taxes, and/or the Closing Net Working Capital, as applicable. If such firm is unable to serve in such capacity, another firm of independent accountants of nationally recognized standing reasonably satisfactory to Parent, the Surviving Corporation and the Representative (which shall not have or have had any material relationship with Parent, the Surviving Corporation or the Representative) shall be selected in its stead. If Parent, the Surviving Corporation and the Representative cannot agree upon an independent accounting firm to be the firm that will act to determine the Closing Outstanding Net Debt, Closing Taxes and/or the Closing Net Working Capital, as provided in the immediately preceding sentence, within 30 days after the end of the aforesaid 30-day period, then the Supreme Court of the County and

State of New York, in a proceeding brought in accordance with Article 76 of the New York Civil Practice Law and Rules (“CPLR”), shall be empowered to select such an accounting firm. In any such case, a single partner of the selected accounting firm shall act for the firm in the determination proceeding, and such partner shall render a written decision as to each such disputed matter, as promptly as practicable, but, in any case, no later than 30 days from the date of the engagement of the Accounting Referee, including a statement in reasonable detail of the basis for each such decision. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement and the Surviving Corporation’s calculation of Closing Outstanding Net Debt, Closing Taxes, and/or Closing Net Working Capital as to which Representative has disagreed. The Accounting Referee’s determination as to any item or amount disputed by the Representative shall not be more beneficial to the Surviving Corporation than the determination of that item or amount by the Surviving Corporation in the Closing Statement nor more beneficial to the Representative than the determination of that item or amount in the Notice of Disagreement. Such report shall be final and binding upon the Representative and the Surviving Corporation, and will be fully enforceable under and pursuant to CPLR Article 76. The cost of such review and report shall be borne equally by the Company Series B-1 Shareholders, on the one hand, and the Surviving Corporation, on the other hand. The portion of the costs to be borne by the Company Series B-1 Shareholders shall be paid by the Representative on behalf of the Company Series B-1 Shareholders, solely from the Holdback that would otherwise be payable to the Company Series B-1 Shareholders in accordance with Section 2.01(f).

(F) The Representative, Parent and the Surviving Corporation shall, and shall cause their Subsidiaries and respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Outstanding Net Debt, Closing Taxes, and Closing Net Working Capital and in the conduct of the review of the Representative and, if necessary, the Accounting Referee. Within the 15-day period specified in Section 2.01(d)(D), Parent and the Surviving Corporation shall, and during the 15-day period specified in Section 2.01(d)(E), the Representative shall, subject to normal procedures associated with such review, make available, on reasonable notice and during normal working hours, books, accounting records, work papers and personnel to the extent necessary or reasonably requested to verify the amounts set forth in the Closing Statement.

(G) If Final Outstanding Net Debt is more than Estimated Closing Outstanding Net Debt, then the Merger Consideration shall be decreased on a dollar-for-dollar basis by the full amount of such excess and such amount shall be paid to the Surviving Corporation in accordance with Section 2.01(d)(I). If Final Outstanding Net Debt is less than Estimated Closing Outstanding Net Debt, then the Merger Consideration shall be increased on a dollar-for-dollar basis by the full amount of such deficiency, and the Surviving Corporation shall pay the Representative such amount for distribution in accordance with Section 2.01(d)(I). “Final Outstanding Net Debt” means Closing Outstanding Net Debt (i) as shown in the Surviving Corporation’s Closing Certificate delivered pursuant to Section 2.01(d)(C) if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 2.01(d)(D); or (ii) if such a Notice of Disagreement is delivered, (1) as agreed by the Representative and Parent pursuant to Section 2.01(d)(E) or (2) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.01(d)(E).

(H) If Estimated Closing Working Capital exceeds Final Net Working Capital, then the Merger Consideration shall be decreased on a dollar-for-dollar basis by the full amount of such excess and such amount shall be paid to the Surviving Corporation in accordance with Section 2.01(d)(I). If Final Net Working Capital exceeds the Estimated Closing Working Capital, then the Merger Consideration shall be increased on a dollar-for-dollar basis by the full amount of such excess, and the Surviving Corporation shall pay the Representative such amount for distribution in accordance with Section 2.01(d)(I). “Final Net Working Capital” means Closing Net Working Capital (i) as shown in the Surviving Corporation’s calculation delivered pursuant to Section 2.01(d)(C) if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 2.01(d)(D); or (ii) if such a Notice of Disagreement is delivered, (1) as agreed by the Representative and Parent pursuant to Section 2.01(d)(E), or (2) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.01(d)(E).

(I) The amount of the payments required to be made pursuant to Sections 2.01(d)(G) and/or 2.01(d)(H) shall be netted together as one amount (such net payment amount, the “Merger Consideration Adjustment Amount”). Any Merger Consideration Adjustment Amount required to be made by Parent to the holders of the Company Series B-1 Prefereed Stock shall be paid by Parent to the Representative for distribution to the Series B-1 Stockholders in a manner consistent with Section 2.02(b) within five Business Days of the determination of the Merger Consideration Adjustment Amount. Any Merger Consideration Adjustment Amount required to be made by the Company Series B Shareholders to Parent shall be made by the Representative on behalf of the Company Series B Shareholders, within five Business Days after the determination of the Merger Consideration Adjustment Amount by wire transfer to an account designated in writing by Parent.

(J) The Company shall be liable for all Final Closing Taxes. The Surviving Corporation shall, as promptly as practicable after the Closing (and, in any event, within 15 days following the earlier to occur of (1) the Representative’s agreement with the Closing Taxes as set forth on the Closing Statement or, (2) in the event of a Notice of Disagreement sent by the

Representative regarding the Closing Taxes as set forth on the Closing Statement, a final determination of the Closing Taxes by the Accounting Referee (or as later agreed between the Representative and the Surviving Corporation), with respect to the federal Tax Returns and forms set forth in clause (i)), (i) file with the Internal Revenue Service (the “IRS”) (a) a federal income tax return for the 2005 tax year, if not previously filed by the Company, (b) as applicable and if not previously filed by the Company, a federal income tax return for the partial 2006 tax year ending on the Closing Date, a federal income tax return for the entire 2006 tax year, a federal income tax return for the partial 2007 tax year ending on the Closing Date, and/or a federal income tax return for the entire 2007 tax year, and (c) a Form 1139 Application for Tentative Refund Claim, if applicable, and (ii) to the extent not previously filed by the Company, file with all relevant state and local taxing authorities all corresponding state and local forms, in each case, requesting a refund of previously paid federal, state, and local income taxes, as applicable, with respect to such 2005 tax year, 2006 tax year, and/or 2007 tax year, to which the Surviving Corporation may be entitled after giving effect to all Tax deductions generated as a result of the Merger and the other transactions contemplated hereby. All such tax returns filed for all time periods prior to the Closing shall be filed in a manner, and reflecting tax positions, consistent with previous tax filings by the Company, and shall reflect as pre-Closing expenses of the Company any and all expenses incurred or payable by the Company in connection with this Agreement to the extent deductible and the transactions contemplated hereby. The Surviving Corporation shall engage an accounting firm mutually agreeable to the Surviving Corporation and the Representative to assist it with the above-outlined process. Parent and the Surviving Corporation will permit a person designated by the Representative to participate in the preparation of all such Tax Returns set forth in the above-outlined process. If Final Closing Taxes exceeds Estimated Closing Taxes (such excess amount, the “Excess Taxes”), then the Merger Consideration shall be decreased on a dollar-for-dollar basis by the full amount of such excess and such amount shall be paid to the Surviving Corporation in accordance with Section 2.01(f). If Estimated Closing Taxes exceeds Final Closing Taxes, then the Merger Consideration shall be increased on a dollar-for-dollar basis by the full amount of such excess, and the Surviving Corporation shall pay the Representative such amount for distribution to the Series B-1 Stockholders. “Final Closing Taxes” means Closing Taxes (i) as shown in the Surviving Corporation’s calculation delivered pursuant to Section 2.01(d)(C) if no Notice of Disagreement with respect thereto is duly delivered pursuant to Section 2.01(d)(D); or (ii) if such a Notice of Disagreement is delivered, (1) as agreed by the Representative and Parent pursuant to Section 2.01(d)(E), or (2) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.01(d)(E).

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissent Shares”) of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from and who did not vote in favor of the Merger (or consent thereto in writing), and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Statute”), in each case to the extent applicable, shall not be converted into a right to receive any Merger Consideration as provided in Section 2.01(c)(A), (B) and/or (C), as applicable, but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the fair value of such Dissent Shares in accordance with the Appraisal Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair cash value under the Appraisal Statute, then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.01(c)(A), (B) and/or (C), as applicable, as adjusted pursuant to Section 2.01(d) hereof. The Company shall give prompt notice to Parent of any objections or demands received by the Company for appraisal of Company Common Stock pursuant to the Appraisal Statute. Prior to the Closing, the Company shall have the right to direct all negotiations and proceedings with respect to such objections or demands and, after the Closing, the Representative shall have such right. Neither the Company nor the Surviving Corporation shall, without the prior written consent of Representative, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing. The Surviving Corporation shall be indemnified by the holders of Company Series B-1 Preferred Stock on a dollar-for-dollar basis for any payment made by the Surviving Corporation to a holder of Dissent Shares as a result of the exercise of the appraisal rights provided for in this section in excess of the aggregate Merger Consideration such holder would have received under Section 2.01(c), as adjusted pursuant to Section 2.01(d) hereof if such holder had not exercised such appraisal rights but instead tendered the Certificates for such Dissent Shares to Parent with the required documentation as provided in Section 2.02(b) (the “Excess Amount”). Any such Excess Amount shall be paid by the Representative on behalf of the holders of Company Series B-1 Preferred Stock solely from the Holdback that would otherwise be payable to the holders of Company Series B-1 Preferred Stock in accordance with Section 2.01(d)(I). Conversely, if the payment made by the Surviving Corporation to a holder of Dissent Shares as a result of the exercise of the appraisal rights provided for in this section is less than the aggregate Merger Consideration such holder would have received under Section 2.01(c), as adjusted pursuant to Section 2.01(d) hereof if such holder had not exercised such appraisal rights but instead tendered the Certificates for such Dissent Shares to Parent with the required documentation as provided in Section 2.02(b), then Parent and the Surviving Corporation will pay the amount of such deficiency to the the Representative on behalf of the Series B-1 Shareholders.

(f) Holdback.

(i) At the Closing, $10,000,000 of Merger Consideration that the Company Series B-1 Shareholders would otherwise be entitled to receive hereunder shall instead be held back and paid over to an escrow agent in London mutually acceptable to the Parent and the Representative (the “UK Escrow Agent”) to satisfy any Merger Consideration Adjustment Amount, Excess Taxes, any Resolution-Related Amounts and the obligations of the holders of Company Series B-1 Preferred Stock under Sections 2.01(d)(E) and 2.01(e)(the aggregate amount so held back, the “Holdback”). The Escrow Agent shall hold the Holdback pursuant to the terms of an escrow agreement mutually acceptable to the Parent and the Representative, which escrow agreement shall contain the terms in Exhibit G attached hereto (the “UK Escrow Agreement”).

(ii) If and to the extent that the Merger Consideration Adjustment Amount and Excess Taxes payable to Parent exceeds the Holdback (or the portion thereof remaining after first having deducted any payments made or required to be made under Sections 2.01(d)(E) and 2.01(e) and in respect of Resolution-Related Amounts), the persons who were holders of Company Series B-1 Preferred Stock as at the Effective Time shall be obligated, jointly and severally, to pay to Parent such excess, by wire transfer of immediately available funds to an account designated in writing by Parent, no later than five (5) Business Days after such excess shall first have been determined to exist. Any portion of the Holdback that is not used to make payments pursuant to Section 2.01(d)(E), Section 2.01(e) or this Section 2.01(f), or to pay the Resolution-Related Amounts shall, after such payments have been made or provided for, and after a Resolution shall have occurred, be paid by the Escrow Agent to such persons in accordance with their respective entitlements thereto.

(iii) Notwithstanding the foregoing, in the event that the Holdback exceeds $6,000,000 after making any deduction for the Merger Consideration Adjustment Amount, Excess Taxes, and any payments made or required to be made under Sections 2.01(d)(E) and 2.01(e) (or making provisions for such amounts, as applicable) prior to a Resolution, the Escrow Agent shall pay such excess amount to the persons who were holders of Company Series B-1 Preferred Stock as of the Effective Time.

(iv) In the event that the Holdback is less than $6,000,000 after making any deduction for and Merger Consideration Adjustment Amount, Excess Taxes, and any payments made or required to be made under Sections 2.01(d)(E) and 2.01(e) (or making provisions for such amounts, as applicable) prior to a Resolution, the persons who were holders of Company Series B-1 Preferred Stock as of the Effective Time shall deliver an amount equal to such deficiency to the Escrow Agent.

SECTION 2.02. Deposit; Exchange of Certificates.

(a) Deposit.

(i) Upon the execution and delivery of this Agreement, Parent shall pay an amount equal to five percent (5%) of the Pre-Adjustment Merger Consideration (the “Initial Deposit”) to Buchanan Ingersoll, PC (the “Interim Escrow Agent”) to hold in escrow pursuant to an escrow agreement mutually acceptable to the Interim Escrow Agent, the Parent and the Representative (the “Interim Escrow Agreement”).

(ii) Within seven (7) days after the execution and delivery of this Agreement, Parent shall pay an additional amount equal to five percent (5%) of the Pre-Adjustment Merger Consideration (the “Second Deposit”; and together with the Initial Deposit and any interest or other income in respect of the Initial Deposit and the Second Deposit, the “Deposit”) to the Interim Escrow Agent, or if the UK Escrow Agent is in existence, the UK Escrow Agent (and Parent’s failure to do so shall constitute a material breach of this Agreement, entitling the Company to terminate this Agreement pursuant to Section 9.01(d) and for the Company Shareholders to receive the Initial Deposit). The Interim Escrow Agent or the UK Escrow Agent shall hold the Second Deposit in trust pursuant to the Interim Escrow Agreement or the UK Escrow Agreement, as applicable and shall not, other than pursuant to the terms of such agreement, distribute the Deposit or any accrued interest to any person until the earlier of the Closing or the termination of this Agreement. The Initial Deposit shall be paid by way of cashier’s check delivered to the Interim Escrow Agent, and the Second Deposit shall be paid by wire transfer of immediately available funds to an account designated by the Interim Escrow Agent or the UK Escrow Agent, as applicable.

(iii) If the Closing occurs, the Interim Escrow Agent or the UK Escrow Agent, as applicable to deliver the Deposit on the Closing Date to the Representative on behalf of the Company Shareholders, which Deposit shall be deemed payment by Parent of the applicable portion of the Merger Consideration payable in accordance with Section 2.02(b).

(iv) If (1) this Agreement is terminated pursuant to Section 9.01(d) or (2) the condition set forth in Section 7.02(g) (“Financing”) is not satisfied or waived by December 31, 2006 (assuming the prior satisfaction or waiver of all other conditions precedent to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in Section 7.01 and 7.02), the Interim Escrow Agent or the UK Escrow Agent, as applicable shall deliver the Deposit to the Representative on behalf of the holders of Company Series A-1 Preferred Stock and the Company Series B-1 Shareholders as compensation for causing the Company to enter into this Agreement, and which Deposit shall be paid as full and complete liquidated damages. If this Agreement is terminated for any reason other than those referred to in the preceding sentence, the Interim Escrow Agent or the UK Escrow Agent, as applicable shall deliver the Deposit to Parent. All such payments shall be made within one Business Day after the day on which the payment is due by wire transfer of immediately available funds to the wire transfer address furnished by the recipient to the Interim Escrow Agent or the UK Escrow Agent, as applicable. Upon such payment, no party shall have any further liability under this Agreement, except as set forth in Section 9.02.

(v) Notwithstanding anything herein to the contrary, the Representative and the Parent shall select a UK Escrow Agent and shall cause the UK Escrow Agreement to be executed as soon as practicable, but in any case within 30 days of the date of this Agreement. As soon as practicable after the UK Escrow Agent has been appointed, the Interim Escrow Agent shall deliver all funds then held by the Interim Escrow Agent to the UK Escrow Agent (subject to any payments required under the Interim Escrow Agreement) and the Interim Escrow Agreement shall terminate upon the final payment of such funds in accordance with the terms of the Interim Escrow Agent Agreement.

(vi) The Interim Escrow Agreement and the UK Escrow Agreement shall contain terms and conditions which shall permit the Representative to satisfy any payment obligations under this Agreement, including any requirement to make payments with a stated amount of time.

(b) Exchange Procedure.

(i) Subject to the provisions of this Section 2.02(b), Parent shall, on the Closing Date, pay and distribute to the Representative, on behalf of the Company Shareholders, the portion of the Merger Consideration to which such holders of Certificates are entitled pursuant to Section 2.01(c)(A), (B) and/or (C) hereof, subject to the Holdback, the Set-Aside Amount (if applicable as of the Effective Time) and the provisions of Section 2.01(f). Parent shall (1) have a representative present at the Closing, (2) accept delivery of Certificates surrendered with all properly completed transmittal materials at the Closing and (3) make payment therefor at the Closing. The payment and distribution by Parent of the Merger Consideration shall be effected pursuant to, and in accordance with, the provisions of this Section 2.02(b). Any payments made pursuant to this Section 2.02(b) shall be made by wire transfer of immediately available funds, except that any payment of less than $10,000 may be made by check.

(ii) At the Closing, Representative shall deliver to Parent from each holder of record of a certificate or certificates representing outstanding Company Capital Stock (the “Certificates”), whose shares will be converted pursuant to Section 2.01(c)(A), (B) and/or (C) into the right to receive the Merger Consideration, subject to the Holdback and the Set-Aside Amount (if applicable at the Effective Time), (A) a Letter of Transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”). Upon surrender by the Representative on behalf of each holder of record of such holder’s Certificate(s) that immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive Merger Consideration for cancellation to Parent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount set forth in Section 2.01(c)(A), (B) or (C), as the case may be, subject to the Holdback, the Set-Aside Amount (if applicable at the Effective Time) and the adjustments provided for in Sections 2.01(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(iii) By tendering shares of Company Capital Stock together with a Letter of Transmittal, duly executed in accordance with this Section and by accepting the consideration set forth in Section 2.01, each Company Shareholder agrees (A) to the adjustments to Merger Consideration set forth in Section 2.01(d), (B) to the indemnification obligations of the Company Series B Shareholders and the Company Series B-1 Shareholders set forth in Sections 2.01(d)(E), 2.01(d)(I), 2.01(e) and 2.01(f), (C) to the treatment of the Set-Aside Amount; and (D) to the appointment of the Representative as representative of the Company Shareholder.

(c) No Further Ownership Rights in Company Capital Stock; Transfer Books. Subject to the payment of the Set-Aside Amount pursuant to the terms of this Agreement, the Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Capital Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be canceled and exchanged as provided in this Section 2.02(c).

(d) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, or the Representative shall be liable to any person in respect of any payments or distributions of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, as indemnifying Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, Parent will pay, in exchange for such lost, stolen or destroyed Certificate, applicable Per Share Common Stock Merger Consideration or the Per Share Preferred Stock the Merger Consideration to be paid in respect of the shares of Company Capital Stock represented by such Certificate, as contemplated by this Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Capital Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure schedule of the Company attached to this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub that each of the statements set forth below in this Article III is true and correct as of the date hereof (unless such statement expressly relates to an earlier date in which case such statement is true and correct as of such earlier date):

SECTION 3.01. Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (other than tax good-standing, as to which this representation is not made; representations about tax matters are set forth in Section 3.14) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, occurrence, violation, circumstance or effect having or that is reasonably likely to have a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) the business, assets (including intangible assets), Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent any change or effect arises out of, results from or is attributable to (a) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates, which, in each, do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (b) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting the industry in which the Company and its Subsidiaries conduct business, which, in each case, do not disproportionately affect the Company and its Subsidiaries, taken as a whole, (c) the impact of the announcement of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement on any relationships, contractual or otherwise, between the Company and its landlords, suppliers, vendors, employees or Affiliate Professionals, or (d) any act of terrorism or war (whether or not threatened, pending or declared), which does not disproportionately affect the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent complete and correct copies of its Organizational Documents, each as amended, and the Organizational Documents of each Subsidiary of the Company, each as amended. Such Organizational Documents of the Company and each of its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries is in violation of any provision of its

Organizational Documents. The respective Organizational Documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

SECTION 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Schedule lists all the Subsidiaries of the Company and, for each such Subsidiary, its state of incorporation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (each a “Lien,” and collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Neither the Company nor any of its Subsidiaries directly or indirectly owns capital stock of, or any other interest in, any entity other than those Subsidiaries listed in Section 3.02 of the Company Disclosure Schedule. There are no stock appreciation rights, stock options, phantom stock, profit participation or similar rights with respect to the capital stock of the Company or any direct or indirect Subsidiary of the Company that are currently outstanding, nor is there any valid ground for the existence of any bona fide claims with respect to any such rights that were previously outstanding.

SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of (i) 2,830,000 shares of Company Preferred Stock, of which (A) 800,000 shares are designated as Company Series A-1 Preferred Stock, 735,661 shares of which are issued and outstanding; (B) 800,000 shares are designated as Company Series A-2 Preferred Stock, no shares of which are issued and outstanding; (C) 20,000 shares are designated as Series Company A-3 Preferred Stock, 11,260 shares of which are issued and outstanding (which number of shares may decrease to the extent that shares of Series Company A-3 Preferred Stock are repurchased from employees on termination of their employment); (D) 1,200,000 shares are designated as Company Series B-1 Preferred Stock, 975,997 shares of which are issued and outstanding; and (E) 10,000 shares are designated as Company Series B-2 Preferred Stock, 4,990 shares of which are issued and outstanding; and (ii) 2,950,000 shares of Company Common Stock, no shares of which are issued or outstanding. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights. Each of the shares of Company Capital Stock is owned by the stockholders of the Company free and clear of any Liens and each such Person has good title to such shares reported as being owned by it beneficially or of record in Section 3.03 of the Company Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options, subscriptions or other rights, agreements or commitments to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries, and there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except for that certain Amended and Restated Stockholders’ Agreement dated as of February 2, 2005, by and among the Company and certain shareholders of the Company (a true and complete copy of which has been made available to Parent) (the “Shareholders’ Agreement”), neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of the Company’s shareholders, is a party to any voting agreement or proxy with respect to the voting of any such securities, and the voting provisions of such Shareholders’ Agreement have not been amended since February 2, 2005.

SECTION 3.04. Authority; Noncontravention.

(a) (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the adoption of this Agreement by the requisite vote or consent of the Company Shareholders. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Parent, Merger Sub, and the Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect). The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (1) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (2) resolving that the adoption of this Agreement be submitted to a vote of the Company Shareholders and (3) recommending that the Company Shareholders adopt this Agreement.

(ii) The Company has all requisite corporate power and authority to execute and deliver the Ancillary Agreement, perform its obligations thereunder and consummate the transactions contemplated by the Ancillary Agreement. The execution and delivery of the Ancillary Agreement by the Company and the consummation by the Company of the transactions contemplated by the Ancillary Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Ancillary Agreement or to consummate the transactions contemplated thereby. The Ancillary Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, upon Closing will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) any Material Contract, (iii) any other loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license, whether oral or written (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iv) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clause (ii) or (iii), any such conflicts, consents, waivers, approvals, authorizations, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.05. Governmental Approvals and Consents. No material consent, waiver, approval, order, license, or permit of, or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of a notification and report form by the Company or its “ultimate parent” under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (b) the filing of the Certificate of Merger with the Secretary of State of the

State of Delaware. Any approvals of the execution and delivery of this Agreement and the consummation of the Merger required to be obtained from the creditors of the Company’s ultimate parent corporation and its other Subsidiaries which are in liquidation proceedings in Hong Kong, and from the Hong Kong court overseeing such liquidation, under applicable law, or under the terms of applicable liquidation orders, have been obtained without any conditions and remain in full force and effect.

SECTION 3.06. ECCA SEC Documents; No Undisclosed Liabilities.

(a) Since March 1, 2005, ECCA has filed, and after the date hereof ECCA will file, certain reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) (such documents, the “ECCA SEC Documents”). As of their respective dates, the ECCA SEC Documents complied or will comply, as the case may be, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such ECCA SEC Documents, and, as of their respective dates, none of the ECCA SEC Documents contained or will contain, as the case may be, any untrue statement of a material fact or omitted or will omit, as the case may be, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that, if ECCA amends any of the ECCA SEC Documents, the fact of such amendment shall not, in and of itself, be deemed to mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter.

(b) The financial statements of ECCA included in the ECCA SEC Documents previously filed were prepared, and any financial statements included in any ECCA SEC Documents after the date hereof will be prepared, in accordance with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented or will present, as the case may be, in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of its operations and cash flows for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither the Company nor any of its Subsidiaries has any indebtedness, obligations or other liabilities (absolute, accrued, fixed, contingent or otherwise) (“Liabilities”) including any Liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except Liabilities

(i) reflected or reserved against on the audited balance sheet of ECCA as of December 31, 2005 (the “Audited Balance Sheet Date”) (including the notes thereto) included in the ECCA SEC Documents, (ii) incurred since the Audited Balance Sheet Date and reflected in any unaudited balance sheet of ECCA included in the ECCA SEC Documents, (iii) incurred in the ordinary course of business since such date, (iv) incurred by the Company or its Subsidiaries under this Agreement in connection with the transactions contemplated hereby, or (iv) which are not otherwise material to the Company and its Subsidiaries, taken as a whole. This Section 3.06(c) does not relate to any matters with respect to environmental matters and taxes, which are addressed solely in Section 3.11 and Section 3.14, respectively.

SECTION 3.07. Absence of Certain Changes or Events. Subject to the final sentence of this Section 3.07, except for actions undertaken in connection with this Agreement and the transactions contemplated hereby, since the Audited Balance Sheet Date (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (b) there have not been any changes or effects that individually or in the aggregate would reasonably be expected to have or have had a Company Material Adverse Effect, (c) neither the Company nor any of its Subsidiaries has engaged in any material transaction or entered into any material agreement outside the ordinary course of business, (d) neither the Company nor any of its Subsidiaries has increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (e) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the Company Capital Stock, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any stock or other securities of the Company or any of its Subsidiaries, (f) there has been no change by the Company in accounting principles, practices or methods, (g) there has been no implementation of any employment loss that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law, regulation or ordinance, (h) there has been no material damage, destruction, or loss (whether or not covered by insurance) to any of the properties of the Company or its Subsidiaries, (i) there has been no indebtedness for borrowed money incurred by the Company or any of its Subsidiaries or any commitment to incur indebtedness entered into by the Company or any of its Subsidiaries, other than Existing Company Indebtedness, (j) there has been no amendment of the Organizational Documents of the Company or any of its Subsidiaries, and (k) there has been no agreement, whether oral or written, by the Company or any of its Subsidiaries to do any of the foregoing. This Section 3.07 does not relate to any matters with respect to environmental matters and taxes, which are addressed solely in Section 3.11 and Section 3.14, respectively.

SECTION 3.08. Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. This Section 3.08 does not relate to any matters with respect to environmental matters and taxes, which are addressed solely in Section 3.11 and Section 3.14, respectively.

SECTION 3.09. Contracts.

(a) Section 3.09 of the Company Disclosure Schedule lists any Contract, to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or with respect to which the Company or any of its Subsidiaries has a beneficial interest, and which fall within any of the following categories:

(i)	Contracts the absence of which or default under would have a Company Material Adverse Effect;

(ii)	is a supplier, vendor or other Contract that has provided for payments by or to the Company or any of its Subsidiaries, individually or collectively, in excess of $500,000 during the twelve month period ended December 31, 2005;

(iii)	joint venture, partnership and similar agreements involving a sharing of profits, losses, costs or liabilities, the absence of which or default under would reasonably be expected to have a Company Material Adverse Effect;

(iv)	Contracts containing terms purporting to limit the ability of the Company or any of its Subsidiaries to solicit or secure the business of any person, award business to any person or compete in any line of business in any geographic area or to hire, solicit or conduct business with any individual or other person;

(v)	Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit in any material respect the purchasing relationships of the Company or any of its Subsidiaries or which would limit or materially adversely affect the contractual relationships of Parent, the Company or any of their respective Affiliates;

(vi)	Contracts that, individually or in the aggregate, contain any outstanding commitments for capital expenditures during the 2006 fiscal year in excess of $250,000;

(vii)	indentures, mortgages, promissory notes, loan agreements and guarantees of amounts in excess of $250,000, letters of credit, fidelity or performance bonds or other agreements, instruments or commitments of the Company or any of its Subsidiaries for the borrowing or the lending of amounts in excess of $250,000 or providing for the creation of any material Lien upon any of the assets of the Company or any of its Subsidiaries;

(viii)	Contracts with or for the benefit of any Affiliate (including any shareholder or Affiliate of any shareholder) of the Company or any of its Subsidiaries (each an “Affiliate Contract”);

(ix)	any Contract for the employment of any officer, individual consultant or employee (other than any at-will employment arrangements); any written employee manual or policy; or any Contract, program or policy (whether written or oral) providing for severance or similar benefits, “change of control” payments, bonuses, profit-sharing payments or post-retirement benefits;

(x)	any Contract (A) for the sale of goods or services outside the ordinary course of business consistent with past practice, or (B) providing for the grant of any preferential right to purchase any assets or rights of the Company or any of its Subsidiaries;

(xi)	any power of attorney granted by the Company or any of its Subsidiaries that is currently effective;

(xii)	any licenses issued to the Company by Governmental Authorities, necessary for the conduct of the respective businesses of the Company and its Subsidiaries the absence of which would have a Company Material Adverse Effect;

(xiii)	any Contract requiring payments by the Company in excess of $250,000 in the twelve month period following the Closing that has an unexpired term as of the date hereof in excess of one year and that cannot be terminated by the Surviving Corporation after the Closing in accordance with its terms upon not more than 60 days’ notice without penalty or cost (other than leases covering optical retail store premises);

(xiv)	Contracts for any real property pursuant to which the Company occupies real property as a tenant, sublessee, licensee, concessionaire or otherwise or subleases real property as a sublessor, including all Leases for the Leased Properties and the Subleased Properties;

(xv)	material settlement agreements and/or releases to which the Company and/or one of its Subsidiaries or Affiliates is a party;

(xvi)	any Contract required to be filed with the SEC as an exhibit to the ECCA SEC Documents and which was not so filed;

(xvii)	any Contracts that materially restrict or would materially restrict the ability of the Company (including the Surviving Corporation after giving effect to the consummation of the Merger) or any of its Subsidiaries from competing or otherwise conducting their respective businesses substantially as such businesses are conducted on the date of this Agreement;

(xviii)	any material amendments, supplements and modifications in respect of any of the foregoing; and

(xix)	any other Contract not otherwise set forth in Section 3.09 of the Company Disclosure Schedule which involves an amount or has a value to the Company and its Subsidiaries, taken as a whole, in excess of $500,000.

All of the Contracts required to be disclosed by this Section 3.09(a) are referred to in this Agreement “Material Contracts.”

(b) True and complete copies of each Material Contract, including all amendments and supplements thereto, have been made available to Parent. Each Material Contract is in full force and effect against the Company or its Subsidiary party thereto and, to the Company’s Actual Knowledge, against each other party thereto; valid and enforceable against the Company or its Subsidiary party thereto and, to the Company’s Actual Knowledge, against each other party thereto; the Company and/or each of its Subsidiaries party thereto has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by the Company or any of its Subsidiaries or, to the Actual Knowledge of the Company, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or the performance hereof will occur. Except as disclosed in the ECCA SEC Documents, there are no Contracts entered into on or after March 1, 2005, or, to the Company’s Actual Knowledge, entered into prior to that date and still in effect, between or among any of the Company and/or any of its Subsidiaries, on the one hand, and any Affiliate thereof, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Except as disclosed in the

ECCA SEC Documents, other than loans in connection with cashless exercises of stock options or advancements of relocation, travel or other business expenses, there are no outstanding loans to any executive officer or director of the Company or any of its Subsidiaries. Except as disclosed in the ECCA SEC Documents, since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit in the form of a personal loan to or for any director or executive officer of the Company. There are no renegotiations occurring with respect to, or any pending requests on the part of the Company or, to the Company’s Actual Knowledge, on the part of any other party, to renegotiate, any Material Contract.

SECTION 3.10. Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, “Laws”) applicable to it, its properties or other assets or its business or operations, except for instances of noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.10 does not relate to any matters with respect to environmental matters and taxes, which are addressed solely in Section 3.11 and Section 3.14, respectively. Each of the Company and its Subsidiaries has obtained all federal, state, local and foreign governmental approvals, authorizations, Certificates, filings, franchises, licenses, notices, permits and rights (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as presently conducted except as have not had and would not reasonably be expected to have a Company Material Adverse Effect and there has not occurred any default under any such Permit, except to the extent that any such failure to hold Permits and any such default would not have a Company Material Adverse Effect.

SECTION 3.11. Environmental Matters. (a) Each of the Company and its Subsidiaries is, in material compliance with all Environmental Laws, (b) there is no order, decree, judgment, settlement, investigation, suit, claim, action or proceeding pending, or, to the Actual Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Actual Knowledge of the Company, any real property owned, operated or leased by the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of or other correspondence relating to, or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, which would reasonably be expected to result in the Company incurring material liability under such Environmental Laws and (c) since March 1, 2005, and, to the Company’s Actual Knowledge, prior to that date, neither the Company nor its Subsidiaries has treated, stored, disposed of, arranged for or knowingly permitted the disposal of, transported, handled or released any Hazardous Substances, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance), or taken any other action, in each case that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws. This Section 3.11 represents the sole and exclusive representation and warranty of the Company regarding environmental matters. For purposes of this Agreement, “Environmental Laws” shall mean all applicable Laws relating to the protection of the environment or human health as it relates to environmental protection. “Hazardous Substances” means all substances, wastes, materials or chemicals classified or regulated as hazardous or toxic or as a pollutant or contaminant under Environmental Laws, including petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials.

SECTION 3.12. Labor Matters. Except as provided in Section 3.12 of the Company Disclosure Schedule, there are no collective bargaining or other labor agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, no labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certifications with the National Labor Relations Board or any other labor relations tribunal or authority; and neither the Company nor any of its Subsidiaries has experienced any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company and each of its Subsidiaries has complied in all material respects with all collective bargaining and other labor or employment agreements. Except as provided in Section 3.13(a)(iii) of the Company Disclosure Schedule, there are no employment, severance, consulting or similar agreements covering employees or individual consultants of the Company or any of its Subsidiaries. There is no unfair labor practice charge or complaint pending against the Company or any Subsidiary, or, to the Company’s Actual Knowledge, threatened; and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending or, to the Company’s Actual Knowledge, is threatened with respect to the Company’s or any of the Subsidiaries’ operations. Neither the Company nor any of the Subsidiaries has any Equal Employment Opportunity Commission charges or other claim of employment discrimination or other claim of alleged violation of any Law concerning employment, pending or, to the Company’s Actual Knowledge, currently threatened against it. No wage and hour investigation by any Governmental Authority has been made of the Company or any of the Subsidiaries since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date. There are no occupational health and safety claims against the Company or any of the Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of the Subsidiaries has effectuated (A) a “plant closing” (as defined in the Worker

Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or operating unit or facility of the Company or any of the Subsidiaries; or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or operating unit or facility of the Company or any of the Subsidiaries; nor has the Company or any of the Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the Company’s or any of the Subsidiaries employees has suffered an “employment loss” (as that term is used in the WARN Act) within ninety (90) days prior to the date hereof. The Company and the Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder, and have not been subject to any investigation or complaint by the U.S. Immigration and Naturalization Service or the Department of Justice nor, to the Company’s Actual Knowledge, is any such investigation or complaint threatened.

SECTION 3.13. Employee Benefit Plans.

(a) List of Plans. Set forth in Section 3.13 of the Company Disclosure Schedule is an accurate and complete list of all material domestic and foreign (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”); (ii) bonus, stock option, stock purchase, restricted stock, incentive, statutory fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”) under Section 501(c)(9) of the Code, profit-sharing, pension, or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, and/or arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.13, any predecessors of the Company or of any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code) has incurred any liability (contingent or otherwise) since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date (each, a “Company Benefit Plan” and collectively, the “Company Benefit Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies of all material documents in connection with each Company Benefit Plan, including (where applicable): (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof) as in effect on the date hereof, together with all amendments thereto; (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”); (iii) the most recent summary plan descriptions, summaries of material modifications, and material communications; (iv) all current trust agreements, declarations of trust, insurance or group annuity contract, and other documents establishing funding arrangements (and all amendments thereto and the latest financial statements thereof); (v) the most recent IRS determination letter, if any; (vi) the two most recently prepared actuarial valuation reports; (vii) the most recently prepared financial statements; and (viii) all service provider agreements, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements. With respect to any unwritten plan, the Company has made a reasonably detailed summary thereof available to Parent.

(c) Status of Plans. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, each Company Benefit Plan (including any related trust) has been administered in all material respects in accordance with its terms and has complied in all material respects, including in form, with the applicable provisions of ERISA, the Code and all other applicable Laws. No complete or partial termination of any Company Benefit Plan has occurred since March 1, 2005, or, to the Company’s Actual Knowledge, prior to such date, or is expected to occur with respect to any Company Benefit Plan that is an “employee benefit plan” within the meaning of ERISA with respect to which the Company or any of its Subsidiaries has any outstanding liability. Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify, or terminate any Company Benefit Plan. Except as required to maintain the tax-qualified status of any Company Benefit Plan, no condition or circumstance exists that would prevent the amendment or termination of any Company Benefit Plan. Benefits under all Company Benefit Plans are as represented and have not been increased (other than as required by the Company Benefit Plans) subsequent to the date as of which documents have been provided.

(d) Tax Qualification. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the IRS. Each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the IRS. Each VEBA has been determined by the IRS to be exempt from federal income tax under Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this paragraph (d), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that would adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust or VEBA.

(e) Contributions. All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made since March 1, 2005, or, to the Company’s Actual Knowledge, prior to such date, in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet (to the extent they properly should be accrued as of the date thereof) filed or incorporated by reference into the ECCA SEC Documents. No such contributions and/or premiums that have been deducted for income tax purposes since March 1, 2005, or, to the Company’s Actual Knowledge, prior to such date, have been challenged or disallowed by any Governmental Entity, and to the Actual Knowledge of the Company, no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has incurred any material unfunded liabilities pursuant to any Company Benefit Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA that is not intended to be qualified under Section 401(a) of the Code.

(f) No Pension Plans. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has maintained or contributed to, or incurred any obligation to contribute to, any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g) Litigation; Pending or Threatened Claims; Excise Tax. No claims are pending against the Company Benefit Plans, or the Company or any of its Subsidiaries with respect to the Company Benefit Plans except for benefit payments in the normal course of business, and to the Actual Knowledge of the Company, no employee, beneficiary, dependent, or Governmental Authority has threatened any appeal or litigation regarding any matter with respect to the Company Benefit Plans. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has incurred any material liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has come into existence that would give rise to any such material liability. Neither the Company nor any Subsidiary is a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(h) Welfare Plans. Neither the Company nor any of its Subsidiaries maintains any Company Benefit Plan which is (a) a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, been administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or (b) a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) that has not since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, been administered and operated in all material respects in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and neither the Company nor any of its Subsidiaries is subject to any liability, including additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date. No Company Benefit Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA. Each Company Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Company Benefit Plan meets the requirements of the Code applicable thereto in each case except where such non-compliance has not had and would reasonably likely not have a material liability. Neither the Company nor any of its Subsidiaries maintains any Company Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that since March 1, 2005, or, to the Company’s Actual Knowledge, prior to such date, has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which a material excise tax would be imposed.

(i) Post-Retiree Benefits. Neither the Company nor any of its Subsidiaries maintains any Company Benefit Plan (other than a plan qualified under Section 401(a) of the Code) providing for post-employment or retiree health or life insurance and/or other welfare benefits (other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code) and since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service.

(j) Prohibited Transactions. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the Knowledge of the Company, other persons who participate in the operation of any Company Benefit Plan or related trust or funding vehicle, has since March 1, 2005, or, to the Company’s Actual Knowledge, prior to such date, engaged in any transaction with respect to any Company Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a material tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Company Benefit Plan by any party with standing to make such claim.

(k) Triggering Events. Except as described in Section 6.02 of this Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Company Benefit Plan, policy or arrangement which (either alone or upon the occurrence of any additional or subsequent event) will result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its Subsidiaries.

(l) Section 409A. No Company Benefit Plan subject to the requirements of Section 409A of the Code has since March 1, 2005 or, to the Company’s Actual Knowledge, prior to that date, failed, in form or in operation, to satisfy such requirements, as interpreted by proposed, temporary, or final regulations or other guidance issued by the Internal Revenue Service.

SECTION 3.14. Taxes. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), with the appropriate authorities, all federal income and other Tax Returns and reports required to be filed; all such Tax Returns and reports have been true, correct and complete in all material respects, and each of the Company and its Subsidiaries have paid, or caused to be paid or adequately reserved for in accordance with GAAP all Taxes due with respect to them. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, no deficiencies for any Taxes have been assessed against the Company or any of its Subsidiaries that are still pending. Neither the Company nor any of its Subsidiaries (i) has made since March 1, 2005 or, to the Company’s Actual Knowledge, prior to such date, a payment or entered into a settlement in an amount pursuant to an audit or other examination of Taxes by the tax authorities of any nation, state or locality and no audit is contemplated or pending; or (ii) is presently contesting any material Tax liability before any court, tribunal or agency. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired other than the consolidated, unitary or combined group of which the Company and its Subsidiaries are the sole members. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, all material Taxes which the Company and or any of its Subsidiaries was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. No written claim has been made since March 1, 2005 or to the Company’s Actual Knowledge, prior to such date, by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction and has not received any correspondence asserting that the Company has not properly filed Tax Returns in any tax jurisdiction. There are no tax sharing, allocation, indemnification or similar agreements entered into since March 1, 2005, or to the Company’s Actual Knowledge, entered into on or prior to March 1, 2005, in effect as between the Company or any of its Subsidiaries and any other party under which Parent, the Company or any of its Subsidiaries would be liable for any Taxes or other claims of any party after the Closing Date. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality. There are no material deferred intercompany transactions between the Company and any of its Subsidiaries or between its Subsidiaries which will result in the recognition of income upon the consummation of the transaction contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a real property personal holding company as defined under Section 897(c)(2) of the Code. The Company and its Subsidiaries have not applied for or been granted any private letter ruling from the IRS or any comparable ruling from any other taxing authority. The Company is not, and has not been since March 1, 2005, or to the Company’s Actual Knowledge, prior to that date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

For purposes of this Agreement the term “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. For purposes of this Agreement the term “Tax Return” shall mean all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes.

SECTION 3.15. Title to Properties.

(a) None of the Company or any of its Subsidiaries owns any fee interest in any real property. Section 3.15(a) of the Company Disclosure Schedule contains (i) a complete and accurate list of all leasehold or subleasehold estates of the Company or its Subsidiaries and other rights of the Company or its Subsidiaries to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (including any amendments or modifications thereto) (“Leased Properties”) and (ii) a complete and accurate list of all subleases (including any amendments or modifications thereto) pursuant to which the Company or its Subsidiaries subleases real property as a sublessor (“Subleased Properties”). Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its Leased Properties and Subleased Properties, except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not interfered, and would not reasonably be expected to interfere, in any material respect with the use or occupancy thereof or any portion thereof in the continued operation of the Company or the Subsidiaries’ business as currently conducted thereon. All such Leased Properties are free and clear of all Liens, except for Liens that individually or in the aggregate have not interfered, and would not reasonably be expected to interfere, in any material respect with the use or occupancy thereof or any portion thereof in the continued operation of the Company or the Subsidiaries’ business as currently conducted thereon.

(b) Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, each of the Company and its Subsidiaries has complied in all material respects, with the terms of all leases and subleases to which it is a party or under which it is in occupancy, of any real property and all such leases and subleases are in full force and effect, except for such noncompliance that individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. The delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not conflict with, require the consent, waiver, approval or authorization from any party, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, the triggering of any payment or other obligation or to the loss of a benefit under, any Leases, whether pursuant to any “change in control” or any other provisions thereof, by operation of law or otherwise, except for such consents, waivers, approvals, or authorizations, which failure to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company and its Subsidiaries’ possession and quiet enjoyment of the Leased Properties under such Leases have not been materially disturbed, and to the Company’s and its Subsidiaries’ Knowledge, there are no material disputes with respect to such

Leases. Neither the Company and its Subsidiaries nor to the Knowledge of the Company, any other party to the Leases is in material breach or default under such Leases, and since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, no event has occurred or circumstance exist which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, material modification or acceleration of rent under such Leases. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, no security deposit or portion thereof deposited with respect to such Leases has been applied in respect of a breach or default under such Leases which has not been redeposited in full. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company and its Subsidiaries have not subleased or granted use or occupancy rights of any Leased Properties to any third-party. None of the other parties to such Leases is an Affiliate of, and to the Actual Knowledge of the Company no such party has any economic interest in, the Company or its Subsidiaries. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company and its Subsidiaries have not collaterally assigned or granted any other security interest in such Leases or any interest therein.

(c) All Leased Properties are supplied with utilities necessary for the current operation of each such Leased Property.

(d) This Section 3.15 does not relate to any matters with respect to intellectual property, which are addressed solely in Section 3.16.

SECTION 3.16. Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all registrations and all applications for registrations for Intellectual Property and proprietary software owned by the Company and its Subsidiaries and (ii) all other Intellectual Property that is material to the business and operations of the Company or any of its Subsidiaries as presently conducted. All domestic and foreign patents, patent applications, patent disclosures, trademarks (including all registrations and applications), service marks (including all registrations and applications), certification marks (including all registrations and applications), copyrights (including all registrations and applications), mask works (including all registrations and applications) internet domain names, computer software, trade secrets, trade names, source codes, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information owned by or licensed to the Company or any of its Subsidiaries, are referred herein to as the “Intellectual Property.” The Company and its Subsidiaries own all right, title and interest, free and clear of all Liens and encumbrances, or have a valid right to use pursuant to a written agreement, all of the Intellectual Property.

(b) Except for any and all computer software, firmware and hardware license agreements, since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has become party to any license or agreement, whether as licensor, licensee or otherwise with respect to any Intellectual Property. Except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the licenses or other agreements relating to the Intellectual Property to which the Company or any of its Subsidiaries is a party is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions provided for in this Agreement.

(c) To the Company’s Knowledge, the current operations of the business of the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate the intellectual property rights of any Person and, to the Knowledge of the Company, the Intellectual Property of the Company and its Subsidiaries is not being infringed upon by any Person.

(d) No claim is currently pending with respect to any intellectual property against the Company or its Subsidiaries (as evidenced by their receipt of legal process or a written claim) or, to the Knowledge of the Company, is threatened by any Person nor to the Knowledge of the Company is there any valid ground for any bona fide claims (i) to the effect that the manufacture, sale or use of any product or process as used (currently or, to the Company’s Actual Knowledge, in the past) or offered or proposed for use or sale by the Company or any of its Subsidiaries infringes on any copyright, trade secret, patent, trade mark or other intellectual property right of any person, (ii) challenging the right of the Company or any of its Subsidiaries relating to the use of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any Intellectual Property. To the Knowledge of the Company, all Intellectual Property is valid, enforceable and subsisting.

(e) Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by any Person of the Company’s or any of its Subsidiaries’ rights to, or in connection with, any Intellectual Property which claim has not been fully settled or adjudicated.

(f) Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company has not received any notice of, and the Company is not currently aware of, any interferences, oppositions, or other contested proceedings, either pending or, to the Actual Knowledge of the Company, threatened, in the United States Patent and Trademark Office, the United States

Copyright Office, or any Governmental Entity relating to any pending application of the Company with respect to any Intellectual Property.

(g) To the Knowledge of the Company, no Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement to which the Company or any of its Subsidiaries is a party or otherwise has Actual Knowledge of restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(h) Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the validity of the Intellectual Property and confidentiality of all trade secrets and confidential proprietary information used or held for use in their respective businesses.

(i) Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company has not agreed to indemnify any person or entity for any interference, infringement, misappropriation or violation with respect to any Intellectual Property of the Company.

(j) The Intellectual Property represents all intellectual property rights reasonably necessary for the operation of the business of the Company and its Subsidiaries as currently conducted.

(k) All federal, state and foreign trademarks listed on Section 3.16(a) of the Company Disclosure Schedules owned and used by the Company and its Subsidiaries are owned by ECCA Enterprises, Inc. (“Enterprises”) and all domain names listed on Section 3.16(a) of the Company Disclosure Schedules owned and used by the Company and its Subsidiaries are owned by Eye Care Holdings, Inc. and record title of all such Trademarks is accurately reflected at the United States Patent and Trademark Office or other relevant Governmental Entity. All proprietary software listed on Section 3.16(a) is owned by ECCA Management Services Ltd. Section 3.16(k) of the Company Disclosure Schedules sets forth all inter-company license agreements with Enterprises pursuant to which the Company and its Subsidiaries use the Intellectual Property. All agreements relating to Intellectual Property licensed to and used by the Company and its Subsidiaries contain provisions granting each of the Company and its Subsidiaries right to use such Intellectual Property in each of their respective businesses.

(l) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the

Company and its Subsidiaries in the conduct of their businesses are sufficient in any material respect for the current needs of such businesses.

(m) All trademark license agreements between ECCA Enterprises, Inc. and the Company and its Subsidiaries contain the same terms and provisions as the Trademark License Agreement entered into between ECCA Enterprises, Inc. and EyeMasters, Inc. dated April 30, 2003.

(n) All trademark license agreements between Enclave Advancement Group, Inc. and optometrists contain substantially similar terms and conditions as the standard form license agreement provided to the Parent Representatives pursuant to Section 3.09.

(o) Other than optometrists who have entered into trademark license agreements pursuant to Section 3.16(n), all optometrists who use MASTER EYE ASSOCIATES in connection with their services have entered into sublease agreements containing substantially similar terms and conditions to the form sublease agreements provided to the Parent Representatives, including Sections 2.4 (Intellectual Property) and 7.1 (Indemnification) provided in such form sublease agreements.

SECTION 3.17. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.18. Insurance; Fidelity Bonds. Set forth in Section 3.18 of the Company Disclosure Schedule is an accurate and complete list of all insurance policies, including policies of fire, casualty, liability, errors and omissions, directors’ and officers’ liability and workers’ compensation insurance held by the Company and its Subsidiaries. Such insurance policies are reasonable and sufficient for the operation of their respective businesses. All such insurance policies are in full force and effect and all premiums due and payable that are necessary to maintain such policies in full force and effect have been paid. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or modification in coverage amounts of insurance policies. During the 12 month period immediately preceding the date hereof, no insurer under any insurance policy has canceled or generally disclaimed liability under any such policy or, to the Knowledge of Company, indicated any intent to do so or not to renew any insurance policy, except as may be required under applicable state insurance Laws.

SECTION 3.19. Relationships with Optometrists and Ophthalmologists.

(a) Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company and its Subsidiaries have maintained generally good commercial working relationships with each of their material affiliated optometrists, ophthalmologists and other eye care professionals (each an “Affiliated Professional” and collectively, the “Affiliated Professionals”). Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has received (i) any written notice of or has any Knowledge of the intention of or threat by any Affiliated Professional to cancel, terminate or otherwise materially and adversely modify its relationship or any Contract or agreement (including, any business management agreement) with the Company or any of its Subsidiaries or (ii) any material dispute with any Affiliated Professional.

(b) Except for such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each agreement between the Company or any of its Subsidiaries and any Affiliated Professional is valid and enforceable against the Company or its Subsidiary, as the case may be, party thereto, and to the Company’s Actual Knowledge, against the other party thereto; (ii) since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company and/or each of its Subsidiary party thereto has duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued; (iii) and no material breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Actual Knowledge of the Company, any other party or obligor with respect thereto, has occurred since March 1, 2005 or, to the Company’s Actual Knowledge, prior to such date, or as a result of this Agreement or the performance hereof will occur. The relationships of the Company and its Subsidiaries with each of its material suppliers are good commercial working relationships, and since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, no such supplier has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, the Company has not received any written notice that any such supplier may cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries or limit its services, supplies or materials to the Company or any of its Subsidiaries, or of the Company and its Subsidiaries either as a result of the transactions contemplated hereby or otherwise.

SECTION 3.20. Managed Vision Care. Section 3.20 of the Company Disclosure Schedule sets forth a list of the top twenty (ranked by revenues received by the Company and its Subsidiaries in 2005) managed vision care plans to whose members the Company or its Subsidiaries provide vision care products and services, who have provided the Company or its Subsidiaries, ranked in order of the revenues provided to the Company or its Subsidiaries (the “Managed Care Plans”). There is no dispute pending nor to the Knowledge of the Company is any dispute threatened with a Managed Care Plan. Since March 1, 2005, and, to the Company’s Actual Knowledge, prior to such date, neither the Company nor any of its Subsidiaries has received any information from any Managed Care Plan that such plan will not continue to maintain its existing relationship with the Company, or will renegotiate with the Company, after the execution of this Agreement or that any such Managed Care Plan intends to terminate or materially modify existing contracts or arrangements with the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries, nor to the Company’s Actual Knowledge, any other party, is in material breach of or default under any material agreement, contract or arrangement between the Company or such Subsidiary and any Managed Care Plan.

SECTION 3.21. Non-Arm’s-Length Transactions. Other than as an owner of publicly traded securities, neither the Company nor any of its Subsidiaries have any direct or indirect ownership interest in the business of any material customer, supplier, manufacturer or distributor of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no existing or proposed agreements, arrangements and transactions between an officer or director of the Company or any of its Subsidiaries on the one hand, and any material supplier or customer of the Company or any of its Subsidiaries, on the other hand.

SECTION 3.22. Sole Representations and Warranties.

(a) Except for the representations and warranties contained in this Article III, none of the Company, any advisor to any person referred to in this paragraph (a) or any other person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any such representation or warranty whether by the Company, any of its respective Affiliates, officers, directors, employees, agents or representatives of any person referred to in this subparagraph (a) or by any other person.

(b) In particular, without limiting the foregoing disclaimer, none of the following shall be deemed to constitute a representation or warranty of any person referred to in paragraph (a) of this Section 3.22: (i) any information set forth in any documents distributed to any third party in connection with the proposed sale of the Company, except for the information set forth in this Agreement, as qualified by the Company Disclosure Schedule; (ii) any financial projection or forecast relating to the Company; or (iii) any oral or written information presented to Parent, Merger Sub, their Affiliates or advisors during any management presentation, including any question and answer session thereto. With respect to any projection or forecast delivered by or on behalf of the Company to Parent, Merger Sub, their Affiliates or advisors, Parent and Merger Sub acknowledge that (A) there are uncertainties inherent in attempting to make such projections and forecasts; (B) each is familiar with such uncertainties; (C) each is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and is not relying on any such projections or forecasts; and (D) it shall have no claim against any person with respect thereto.

SECTION 3.23. Books and Records. The minute books and stock records of the Company and each of its Subsidiaries have all been made available to Parent and, as they relate to the period from March 1, 2005 to date, are complete and correct in all material respects and since March 1, 2005, have been maintained in accordance with ordinary corporate practices. The minute books of the Company and each of its Subsidiaries accurately reflect in all material respects all meetings held of, and corporate action taken by, the shareholders and the boards of directors of the Company and each of its Subsidiaries since March 1, 2005, and no meetings of such shareholders or any such board of directors has been held since March 1, 2005, at which any significant action was taken for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company or its Subsidiaries.

SECTION 3.24. Sufficiency of Assets. The buildings, plants, structures, and equipment owned or leased by the Company and its Subsidiaries are adequate for the uses to which they are being put and are sufficient for the continued conduct of the businesses of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

SECTION 3.26 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries that are reflected in the accounting records of the Company and its Subsidiaries as of date hereof and the Closing Date, net of any applicable reserves reflected in those accounting records, represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

SECTION 3.27 Inventory. All inventory of the Company and its Subsidiaries, net of any applicable reserves reflected in the accounting records of the Company and its Subsidiaries, consists of a quality and quantity that to the Company’s Knowledge is usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the accounting records of the Company and its Subsidiaries, as the case may be. All inventories not written off have been priced at the lower of cost or market. Cost is determined using the weighted-average method, which approximates the first-in, first-out method.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company that each of the statements set forth below is true and correct as of the date hereof (unless such statement expressly relates to an earlier date in which case such statement is true and correct as of such earlier date):

SECTION 4.01. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change, event, occurrence, violation, circumstance or effect having or that is reasonably likely to have a material adverse effect on (i) the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) the business, assets (including intangible assets), Liabilities, financial condition or results of operations of Parent and its Subsidiary, taken as a whole, except for any change or effect that arises out of, results from or is attributable to (a) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, including any change in interest or exchange rates, which, in each, do not disproportionately affect Parent and its Subsidiary, taken as a whole, (b) any change in conditions (including any change in general legal, regulatory, political, economic or business conditions or any change in GAAP) in or otherwise generally affecting industries in which Parent and its Subsidiary conduct business, which, in each case, do not disproportionately affect Parent and its Subsidiary, taken as a whole, (c) the impact of the announcement of the execution of this Agreement, or the consummation of the transactions contemplated hereby, on the relationships, contractual or otherwise, between Parent and its landlords, suppliers, vendors or employees or (d) any act of terrorism or war (whether or not threatened, pending or declared), which does not disproportionately affect Parent and its Subsidiary, taken as a whole. Parent has made available to the Company complete and correct copies of its Organizational Documents and the Organizational Documents of Merger Sub.

SECTION 4.02. Authority; Noncontravention.

(a) (i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect). The respective Board of Directors of Parent and Merger Sub, at a meeting duly called and held, duly adopted resolutions approving and declaring advisable this Agreement and the Merger and the other transactions contemplated hereby, and this Agreement and the Merger and the other transactions contemplated hereby have been approved by Parent as the sole stockholder of Merger Sub.

(ii) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver the Ancillary Agreement, perform its obligations thereunder and consummate the transactions contemplated by the Ancillary Agreement. The execution and delivery of the Ancillary Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Ancillary Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Ancillary Agreement or to consummate the transactions contemplated thereby. The Ancillary Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties thereto, upon Closing will constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect).

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, require the consent, waiver, approval or authorization from any party to, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under (i) the Organizational Documents of Parent and the Organizational Documents of Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.03, any Law applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, consents, waivers, approvals, authorizations, violations, or breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for (a) the filing of a notification and report form by Parent or its “ultimate parent” under the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) compliance with any requirements of the applicable securities laws or the stock exchanges on which any securities of Parent or any of its Affiliates are subject and (d) such other consents, approvals, orders, authorizations, registrations, and declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Citigroup Global Markets, Inc., which has been retained by Parent, and the fees and expenses of which will be paid by Parent) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

SECTION 4.05. Financial Capacity. As of the date hereof, Parent and Merger Sub have provided to the Company true, correct, and complete copies of a commitment letter from Citigroup Global Markets, Inc. and PNC Capital Markets, LLC, to provide debt financing to the Parent and Merger Sub (the “Debt Commitment Letter”) and a commitment letter from Parent to Merger Sub, of which the Company is an express third-party beneficiary, to provide equity financing to Merger Sub (the “Equity Commitment Letter,” and together with the Debt Commitment Letter, the “Commitment Letters”). Subject to the terms and conditions set forth therein, the proceeds from the financing transactions contemplated by the Commitment Letters, together with cash on hand as of the date hereof, will provide sufficient funds for Parent and Merger Sub to consummate the transactions contemplated by this Agreement. As of the date hereof, (i) the Commitment Letters are in full force and effect and (ii) Parent and Merger Sub do not believe or have any reason to believe that they will not be able to obtain the financing contemplated by the Commitment Letters. Each of Parent and Merger Sub agrees that, without the prior written consent of the Company, it shall not amend or alter any provision of the Commitment Letters that would reduce the amounts of financing to be provided thereby or to add additional conditions precedent or concurrent to such financings or that could adversely affect the timing or certainty of the Closing. The transactions contemplated by the Commitment Letters are not subject to conditions other than those set forth in the Commitment Letters.

SECTION 4.06. Conduct of Business. Merger Sub is a corporation formed solely for the purpose of consummating the Merger and the other transactions contemplated hereby and has not engaged in any business activity except as contemplated by this Agreement in furtherance of the transactions contemplated hereby.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (x) carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time and (y) promptly notify Parent of (A) the occurrence of any Company Material Adverse Effect, (B) the material breach of any representation or warranty of the Company contained herein, which breach, alone or together with any other breaches of the representations and warranties of the Company contained herein, would reasonably be expected to result in a Company Material Adverse Effect or the failure to satisfy any condition to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, and (C) any material change with respect to the disclosures set forth on the Company Disclosure Schedule. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 5.01(a) of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed with respect to any matters set forth in clauses (iv), (v), (vi), (x), (xi), (xii), (xiii) and, to the extent relating to any of the foregoing, clause (xxiv)):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than repurchases of shares from employees on termination of their employment pursuant to pre-existing repurchase agreements), or (D) purchase or otherwise acquire any capital stock (securities convertible into or exercisable for any capital stock) of any other Person;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

(iii) amend the Certificate of Incorporation (including any Certificates of Designation) or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries;

(iv) acquire in any manner an amount of assets of any third party, individually, in excess of $250,000 or, in the aggregate, in excess of $500,000, except for (A) acquisitions of assets in the ordinary course of business consistent with past practice and (B) pursuant to existing Contracts as of the date hereof;

(v) (A) sell, transfer, pledge, guarantee, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets to a third party (including, without limitation, terminating or surrendering any leasehold interest prior to its normal expiration), individually, in excess of $250,000 or, in the aggregate, in excess of $500,000, except for (x) sales of properties or other assets in the ordinary course of business consistent with past practice and (y) pursuant to existing Contracts as of the date hereof; (B) incur, assume or modify any indebtedness for money borrowed or guarantee thereof, including capitalized lease obligations, in excess of $250,000 and drawdowns or borrowings under the credit facilities of the Company in effect on the date hereof; (C) acquire directly or indirectly, by repurchase or otherwise any shares of the capital stock of the Company or any Subsidiary except as contemplated by this Agreement and except for repurchases of shares from employees on termination of their employment pursuant to pre-existing repurchase agreements; or (D) enter into or renew any lease or other commitment in respect of real or personal property to be performed over a period exceeding one year where the present value of payments to be made thereunder exceeds $10,000 individually or $100,000 in the aggregate, other than renewals of pre-existing expiring leases in each case in the ordinary course of business consistent with past practices of the Company and which the Company will provide Parent with at least five (5) Business Days’ advance notice of such action, together with copies of appropriate documentation;

(vi) except as set forth in Section 5.01(a)(vi) of the Company Disclosure Schedule, make any new capital expenditure which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $100,000;

(vii) grant to any director, officer or employee of the Company or any of its Subsidiaries (A) any material increase in compensation, bonus or other benefits other than (i) pursuant to a bona fide promotion in the ordinary course of business, (ii) a bonus paid prior to the Closing, (iii) any increase in compensation, bonus or benefits after December 31, 2006 (if applicable) made in consultation with Parent or (B) any increase in severance or termination pay, in each case except in the ordinary course of business consistent with past practice or as required by any employment, severance or termination agreement in effect as of the date hereof;

(viii) pay or award any benefit to any director, officer or employee not required by any existing Company Benefit Plan;

(ix) (A) enter into any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries (B) increase or accelerate the vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements, in each case except as required by any employment, option, severance or termination agreement in effect as of the date hereof and (C) except as required by Law, and except for arrangements entered into in connection with the hiring of new personnel in the ordinary course of business consistent with past practice, establish, adopt, enter into, amend or terminate any employee benefit plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(x) except with respect to the Action, which the Company may settle in its sole discretion, cancel, settle or compromise any material claims or litigation in excess of $100,000 individually or $250,000 in the aggregate or waive, release or assign any material rights or claims involving in excess of $100,000 individually or $250,000 in the aggregate;

(xi) sell, assign, transfer, license or convey any of their respective intellectual property rights, except in the ordinary course of business and shall not allow any registered intellectual property to be abandoned or expire, except for patents expiring at the end of their statutory term and except for intellectual property not material to the business of the Company and its Subsidiaries which the Company or its Subsidiary reasonably determine not to be worth maintaining;

(xii) except as required by applicable Law or GAAP, make any material change in its method of accounting or accounting principles;

(xiii) enter into, amend or terminate any Material Contract other than in the ordinary course of business;

(xiv) (A) change its method of collection of accounts receivable, (B) write-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves, or (C) defer, delay or postpone making payments of any accounts payable, accrued expenses or other obligations of the Company unless such deferral or postponement is due to a good faith dispute as to liability or amount or is in accordance with the Company’s past practices as to the timing of payments or other obligations, or accelerate the collection of any accounts or other receivables or amounts owing to the Company unless such acceleration is in accordance with the Company’s past practices as to the timing of such collections;

(xv) make any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances, and reimbursements of expenses to employees or capital contributions by the Company or any of its Subsidiaries to any direct or indirect wholly owned Subsidiary of the Company;

(xvi) (A) file or cause to be filed any amended Tax Returns; (B) prepare any Tax Return of the Company or any of its Subsidiaries in a manner that is inconsistent with the past practices with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency is required by Law; (C) incur any material liability for Taxes other than in the ordinary course of business; and (D) enter into any settlement or closing agreement with a taxing authority that materially increases or may materially increase the Tax liability of the Company or any of its Subsidiaries for any period;

(xvii) add to or modify any of the Company Benefit Plans other than (i) contributions made in accordance with the normal practices of the Company and its Subsidiaries or (ii) modifications required by or under applicable law;

(xviii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in another entity (other than an entity that is a wholly owned Subsidiary of the Company as of the date hereof);

(xix) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(xx) make any material tax election not required by law or settle or compromise any material tax liability other than in the ordinary course of business;

(xxi) other than in the ordinary course of business, (i) waive, discharge or settle any rights of substantial value or (ii) cancel or forgive any indebtedness for borrowed money in excess of $100,000 owed to the Company or any of its Subsidiaries other than indebtedness of the Company or a wholly owned Subsidiary of the Company;

(xxii) voluntarily permit any material insurance policy owned by the Company and naming the Company or any of its Subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business;

(xxiii) enter into any joint venture, partnership or similar agreement; or

(xxiv) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality becoming untrue or (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

SECTION 5.02. No Solicitation by the Company. The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its Subsidiaries or controlled Affiliates to, (i) solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the initiation of a Company Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Company Proposal, or agree to approve or endorse any Company Proposal or enter into any agreement, arrangement or understanding that to the Knowledge of the Company would require the Company to abandon, terminate or fail to consummate the Merger, (iii) initiate or participate in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Merger Sub or any of their representatives) in connection with any Company Proposal or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Company Proposal. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Proposal.

The Company shall not participate, directly or indirectly, in any negotiations regarding, or furnish to any other Person, any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other person to do or seek any of the activities prohibited by in this section. Should the Company receive any proposal, inquiry or contact with respect to a Company Proposal or any of the other activities prohibited by this section, it will as promptly as practicable, and in any event within two Business Days, give written notice thereof to Parent and also shall provide Parent with such information regarding such proposal, inquiry or contact as Parent reasonably may request.

The Company shall be liable for any action taken by any of its Subsidiaries or any of the Company’s or its Subsidiaries’ respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its Subsidiaries or controlled Affiliates, in violation of this Section 6.02.

For purposes of this Agreement, “Company Proposal” shall mean (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance of any equity securities of the Company or any of its Subsidiaries (other than upon exercise of Company Options) or (iii) any proposal or offer to acquire in any manner, directly or indirectly, (A) any equity securities of the Company or any of its Subsidiaries or (B) any of the assets of the Company or any of its Subsidiaries outside the ordinary course of business and consistent with past practices, in each case other than the transactions contemplated by this Agreement and the agreements to be executed in connection herewith.

SECTION 5.03. Non-USRPHC Certificate. The Company shall furnish to Parent on or before the Closing Date a certificate stating that the Company is not, and since March 1, 2005, and, to the Company’s Actual Knowledge, prior to that date has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

SECTION 5.04 Compliance with Contractual Obligations. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to comply with all Contractual Obligations thereof (as that term is defined in the Credit Agreement set forth in Exhibit 10.3 to ECCA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005) except where the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

ARTICLE VI

Additional Agreements

SECTION 6.01. Debt Tender. Upon the request, and at the expense, of Parent, the Company shall (a) promptly commence a cash tender offer to purchase all of the outstanding Notes and (b) solicit the consent of the holders of the Notes to amend the Indenture to eliminate all material covenants and related defaults and to permit the transactions contemplated by this Agreement, including the financing thereof, which acceptance for payment of the Notes shall be conditioned upon consummation of the Merger (clauses (a) and (b) together, the “Debt Tender”). Parent shall be responsible for payment of all costs and expenses, including legal and other professional and service fees and expenses, printing, mailing, and other costs and expenses incurred or paid by the Company in connection with the Debt Tender, which it will pay to the Company upon the Company’s request from time to time in advance of the Company’s incurrence of such costs and expenses (subject to reimbursement by the Company to the extent that the aggregate amount of such advances exceeds the aggregate amount of such costs and expenses actually incurred or paid). The Surviving Corporation shall take any and all other additional steps or actions and execute any and all additional documents, instruments or certificates necessary to effect the purchase of tendered Notes or redemption of the Notes and satisfaction and discharge of the Indenture, as applicable, all at the expense of the Surviving Corporation and/or Parent. For the avoidance of doubt, consummation of the Merger shall not be conditioned upon the results of the Debt Tender.

SECTION 6.02. Management Bonus. At the Closing, immediately following the Effective Time, the Surviving Corporation shall pay to each person entitled thereto the management bonus (individually, a “Management Bonus” and collectively, the “Management Bonuses”) to which such person is entitled pursuant to the Company’s Sale Transaction Bonus Plan adopted October 28, 2005, as amended (the aggregate amount of all which Management Bonuses shall not exceed $2,600,000). Prior to the Closing, the Company shall use commercially reasonable efforts to ensure that the tax deductions with respect to the Management Bonuses shall not be disallowed under Section 280G of the Code and the individuals who receive such payments shall not be subject to the excise tax imposed by Section 4999 of the Code.

SECTION 6.03. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority with respect to the transactions contemplated hereunder, (c) the obtaining of all necessary consents, approvals or waivers from third parties set forth on Section 3.04 of the Company Disclosure Schedule that relate to the Leases or which the failure to so obtain would have a Company Material Adverse Effect, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and Parent each agree to use its commercially reasonable efforts to take promptly any and all actions necessary to avoid or eliminate each and every impediment under any antitrust or competition Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including committing to or effecting, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of its assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. In addition, each of the Company and Parent agree to use its commercially reasonable efforts to take promptly any and all actions necessary to vacate or lift any order relating to antitrust or competition that would have the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting or materially delaying their consummation.

Without limiting the generality of the foregoing, each of Parent and the Company agrees to do the following (or if applicable, to cause its “ultimate parent” to do so):

(1) within five Business Days following the execution of this Agreement, make its required filing under the HSR Act (if it has not already done so);

(2) as promptly as is practicable after receiving any governmental request under the HSR Act for additional information, documents, or other materials, use commercially reasonable efforts to comply with such request;

(3) cooperate with the others in connection with resolving any governmental inquiry or investigation relating to their respective HSR Act filings or the proposed Merger or any related inquiry or investigation;

(4) promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with any governmental entity relating to their respective HSR Act filings or the proposed Merger or any related inquiry or investigation; and

(5) to the extent reasonably practicable, give the other reasonable advance notice of, and, to the extent permitted, the opportunity to participate in (directly or through its representatives), any meeting or conference with any governmental entity relating to their respective HSR Act filings or the proposed Merger or any related inquiry or investigation.

SECTION 6.04. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Effective Time were directors, officers or employees of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time. Parent agrees that, and shall cause the Surviving Corporation to assume, all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the respective Organizational Documents of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries disclosed in Section 6.04 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of not less than six years from the Effective Time, such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees with respect to indemnification and exculpation from liabilities for acts or omissions occurring prior to the Effective Time, unless such modification is required by Law. In addition, the Surviving Corporation shall pay any expenses of any Indemnitee under this Section 6.04 as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Parent, from and after the Effective Time, shall cause (i) the Certificate of Incorporation and Bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the Certificate of Incorporation and Bylaws of the Company and (ii) the Organizational Documents of each Subsidiary of the Surviving Corporation to contain the current provisions regarding indemnification of directors, officers, employees which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(c) Except as provided in the Ancillary Agreement with respect to the Action, the Indemnitee shall have the right (but not the obligation) to control the defense of, including the investigation of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 6.04 with counsel selected by the Indemnitee; provided, however, that (i) such control of the defense and the selection of counsel by the Indemnitee is in compliance with the provisions of any tail insurance policy obtained pursuant to Section 6.04(f) below, (ii) the Surviving Corporation shall be permitted to participate in the defense of such Claim at its own expense and (ii) the Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld or delayed.

(d) In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnitee’s conduct complies with the standards set forth under applicable Law, the applicable organizational documents of the Company or any of its Subsidiaries or any indemnification agreements or arrangements of the Company or any of its Subsidiaries, as the case may be, shall be made by independent legal counsel selected jointly by such Indemnitee and the Surviving Corporation.

(e) Each of Parent, the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(f) As of the Effective Time, ECCA shall be permitted to have obtained, and, for a six-year period thereafter, the Surviving Corporation shall cause ECCA to maintain in effect, a so-called “tail” policy for such six-year period from the ECCA’s current directors’ and officers’ liability insurance carrier, covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by ECCA’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to

ECCA’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof (the “Minimum Insurance”), provided, however, that if ECCA is unable to obtain the Minimum Insurance for a premium of $750,000 or less, then ECCA shall, at the election of the Representative (i) obtain as much comparable insurance as practicable for a premium of $750,000, or (ii) obtain the Minimum Insurance, in which case the premium cost thereof that exceeds $750,000 shall be the “Excess D&O Tail Cost.”

(g) The provisions of this Section 6.04: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have, including pursuant to any indemnification agreements or arrangement of the Company or any of its Subsidiaries set forth in Section 6.04 of the Company Disclosure Schedule.

(h) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.04.

(i) The obligations of Parent and the Surviving Corporation under this Section 6.04 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.04 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees are third party beneficiaries of this Section 6.04).

(j) Parent hereby unconditionally guarantees, from and after the Effective Time, the timely payment of all funds owed by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 6.04. Parent agrees that its payment obligations hereunder are unconditional, irrespective of the validity or enforceability of this Agreement against the Surviving Company or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the defenses of statute of limitations, which are not waived). Parent hereby acknowledges that its obligations under this Section 6.04 constitute a guaranty of payment and not merely of collectability and Parent hereby waives (i) promptness, diligence, presentment, demand of payment, protest and order in connection with this guarantee, and all other defenses in the nature of suretyship or guarantor’s defenses, and (ii) any requirement that any party enforcing the guarantee pursue or exhaust any right to take any action against the Surviving Company or any other person prior to or contemporaneously with proceeding to exercise any right against Parent hereunder.

SECTION 6.05. Fees and Expenses. Except as otherwise provided herein, including Section 2.01(d)), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that Parent shall bear and pay the costs and expenses incurred in connection with the filing fees for the notification and report forms under the HSR Act and any similar foreign, supranational or other antitrust Laws.

SECTION 6.06. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or as required or requested by any securities exchange or securities quotation system on which the securities of Parent’s ultimate parent corporation are listed. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore reasonably agreed to by the parties.

SECTION 6.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party (and, in the case of Parent, any received by Merger Sub) from any Governmental Authority in connection with the Merger or the transactions contemplated thereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated thereby, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the transaction, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the transactions contemplated thereby, (iii) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement and required to be made by the notifying party to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (iv) and material failure to comply with or satisfy a covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use reasonable efforts to remedy such failure.

SECTION 6.08. Access to Information. From the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries, and each of their respective officers, directors and employees, counsel, advisors, accountants, financial advisors, lenders and representatives (collectively, the “Company

Representatives”) to, provide Parent and Merger Sub and their respective officers, employees, counsel, advisors, accountants, financial advisors, financial sources, Affiliates and representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours and upon reasonable notice, to the officers, directors, employees, accountants, properties, offices and other facilities and to the books and records of the Company and its Subsidiaries, as will permit Parent and Merger Sub to make inspections of such as either of them may reasonably require, and will cause the Company Representatives and the Company’s Subsidiaries to (a) furnish Parent, Merger Sub and the Parent Representatives with such regularly prepared financial and operating data and other information with respect to the business and operations of the Company and its Subsidiaries as Parent and Merger Sub may from time to time reasonably request and (b) notify Parent of the filing by the Company of any form, report, schedule, statement, registration statement and other documents filed by the Company or its Subsidiaries during such period pursuant to the requirements of the United States federal or state securities laws. Parent and Merger Sub acknowledge that all of their legal, accounting and business due diligence have been completed prior to the date of this Agreement (which acknowledgement will not affect any rights granted hereunder to Parent and Merger Sub with respect to access to information and the Company’s cooperation).

SECTION 6.09. Leases. Promptly after the execution and delivery of this Agreement, true and complete copies of all Leases, including all amendments, supplements and any other modifications thereto and summaries thereof, shall be made available to the Parent Representatives. Prior to the Closing, the Company and its Subsidiaries will give Parent, Merger Sub and its officers, employees, agents, and representatives and lenders the right to contact, with the participation of the Company, the landlords under the Leases for the purposes of attempting to obtain landlord lien waivers, estoppel certificates and such other agreements (which shall not bind Parent, Merger Sub or the Company unless the Closing occurs) as may be requested by Parent or Merger Sub or their lenders with the consent of the Company, which consent will not unreasonably be withheld, and preparation of surveys and conduct of Phase I environmental site assessments to the extent permitted by the landlords and Leases, provided all such activities are coordinated by the Company in advance and the Company is present for and has the right to participate in any contact, communication or inspection pursuant to this Section 6.09.

SECTION 6.10. [Reserved.]

SECTION 6.11. Cooperation with Financing. The Company shall, and shall cause each of its Subsidiaries to, at Parent’s and Merger Sub’s expense, use commercially reasonable efforts to assist Parent and Merger Sub in their efforts to obtain financing for the transactions contemplated by this Agreement, including assisting with the preparation of confidential information memoranda, and shall use commercially reasonable efforts to cause its independent accountants to cooperate with and assist Parent and Merger Sub in preparing such confidential information memoranda and other marketing materials as the potential lenders may reasonably request, including annual audited, quarterly and monthly unaudited, and pro forma financial statements for use in connection with the financing. Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts, at Parent’s and Merger Sub’s expense, to: (a) upon reasonable prior notice, make senior management and other representatives of the Company and its Subsidiaries available to (1) participate in and assist in the preparation of materials for meetings with prospective lenders, (2) participate and assist in the preparation of materials for meetings with rating agencies; (b) cause the present and former independent accountants for the Company and its Subsidiaries to participate in the preparation of the confidential information memoranda; (c) take such actions and provide such information and assistance as potential lenders may reasonably request in connection with establishing the collateral to secure the financing; (d) provide such other information and assistance as potential lenders may reasonably request in connection with a financing; and (e) execute any reasonably necessary management representation letters to the Company’s and its Subsidiaries’ accountants to issue unqualified reports with respect to the financial statements to be included in any information provided to potential lenders.

The Parent and Merger Sub shall, at the Parent’s expense, use commercially reasonable efforts to (i) fully satisfy in all material respects, on a timely basis, all terms, conditions, representations, and warranties set forth in the Commitment Letters, and (ii) enforce their rights under the Commitment Letters. The Parent shall use commercially reasonable efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters as soon as reasonably practicable but in any event no later than the Closing. The Parent will furnish correct and complete copies of such executed definitive agreements to the Company promptly upon execution. The Parent shall keep the Company reasonably informed on an regular basis with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters and shall give the Company prompt notice of any adverse change or event with respect to such financings. Without limiting the foregoing, the Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, or (ii) any financing source that is a party to any Commitment Letter notifies the Parent that such source no longer intends to either provide or underwrite financing to the Parent on the terms set forth therein. Other than in connection with this Agreement, the Parent shall not, and shall cause its direct and indirect Subsidiaries and other Affiliates not to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition (including the disposition of any capital stock of any Subsidiary), lease, contract, or debt or equity financing, that could reasonably be expected to materially impair, delay, or prevent the Parent’s and Merger Sub’s obtaining of the financings contemplated by any Commitment Letter. The Parent and Merger Sub shall not without the prior written consent of the Company amend or alter, or agree to amend or alter, (i) the Equity Commitment Letter without the prior written consent of the Company or (ii) any Debt Commitment Letter in any manner that could materially impair or delay or prevent the transactions contemplated by this Agreement. If any Commitment Letter is terminated or modified in a manner materially adverse to the Parent for any reason, the Parent shall use commercially reasonable efforts to (i) obtain, and, if obtained, it will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as contemplated by such terminated or modified Commitment Letter as originally issued; (ii) enter into definitive agreements with respect to such new financing; and (iii) obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by this Agreement; provided that the Parent shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions materially less favorable to the Parent or the Merger Sub than those included in such terminated or modified Commitment Letter. In the event that, after use of Parent’s commercially reasonable efforts, Parent is unable to obtain such new financing as described in the immediately preceding sentence, then the Company may, in its sole discretion, propose an alternative new financing that provides for at least the same amount of financing as contemplated by the Commitment Letters as originally issued on terms that are not materially less favorable to the Parent and its Affiliates than those set forth in the Commitment Letters as originally issued, and Parent shall use commercially reasonable efforts to enter into definitive agreements with respect to such alternative new financing and obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by this Agreement. In the event that a new Debt Commitment Letter is executed in accordance with this section, then such new Debt Commitment Letter shall be the “Debt Commitment Letter” for purposes of this Agreement.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Antitrust. The waiting period (and any extension thereof), filings or approvals applicable to the Merger under the HSR Act or any other applicable foreign, supranational or other antitrust Laws, shall have expired, been terminated, been made or been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by or pending before any court of competent jurisdiction and no other statute, Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing or restraining the consummation of the Merger or any of the actions contemplated in the Ancillary Agreement and no Governmental Authority shall have threatened the Company, Parent or Merger Sub in writing with any such Restraint.

SECTION 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (1) The representations and warranties of the Company set forth in Sections 3.01(a), 3.02, 3.03, 3.04, 3.05 and 3.06(b) of this Agreement shall be (A) true and correct in all material respects, in the case of representations not qualified by materiality or Company Material Adverse Effect and (B) true and correct in all respects, in the case of representations that are so qualified, on the date hereof and as of the Closing Date as if made on and as of that date, except that any such representations and warranties that expressly relate to a specified date need be true and correct, or true and correct in all material respects, as the case may be, only as of such date, and (2) the cumulative effect of all breaches and inaccuracies of all other representation and warranties of the Company set forth in Article III of this Agreement on the date hereof and as of the Closing Date as if made on and as of that date (or in the case of representations and warranties that expressly relate to a specified date, as of such date) (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) shall not have had, and shall not be reasonably likely to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Appraisal Rights. Holders of not more than five per cent (5%) of the shares of Company Capital Stock shall have exercised and perfected appraisal rights in accordance with Section 262 of the DGCL.

(d) Termination of Agreements. Any and all agreements by and between (i) the Company or any of its Subsidiaries on the one hand, and (ii) any director, officer or Company Shareholder owning five percent (5%) or more of the Company Capital Stock, on the other hand, including the Shareholders’ Agreement, shall have each been terminated in accordance with its terms and shall no longer be in effect as of the Closing Date; provided, however, that no employment agreement, no indemnification or contribution agreement disclosed in Section 6.04 of the Company Disclosure Schedule, no agreement relating to a Company Benefit Plan, and no agreement listed in Section 7.02(d) of the Company Disclosure Schedule is hereby required to be terminated (all of such agreements, collectively, the “Surviving Agreements”). Without limiting the generality of the foregoing, any and all management or advisory agreements by and between the Company or any of its Subsidiaries, on the one hand, and Moulin or Golden Gate Private Equity, Inc. or any of their respective Subsidiaries or Affiliates, on the other hand, including, without limitation, (i) the Advisory Agreement, dated as of February 1, 2005, among ECCA Holdings Corporation, LFS-Merger Sub, Inc. and Moulin and (ii) the Advisory Agreement, dated as of February 1, 2005, by and among ECCA Holdings Corporation, LFS Merger Sub, Inc., and GGC Administration, LLC, or any other agreement providing for the payment of a fee or other similar payment in respect of this Agreement or the consummation of the Merger, shall have each been terminated in accordance with their terms and shall no longer be in effect after the Effective Time, and except as provided in Section 1.08 hereof, any such fee that would have been payable thereunder shall no longer be payable in any respect.

(e) Shareholder Approval. The Company Shareholders shall have duly adopted this Agreement pursuant to the requirements of the Company’s certificate of incorporation and by-laws and applicable law.

(f) Third Party Consents. The Company shall have obtained all required consents set forth in Section 7.02(g) of the Company Disclosure Schedule.

(g) Financing. Parent and Merger Sub shall have received proceeds of the financing transactions contemplated by the Debt Commitment Letter on terms and conditions that are not materially less favorable to Parent and Merger Sub than as set forth therein.

(h) Legal Opinion. Parent shall have received the written legal opinion of counsel to the Company, dated as of the Closing Date and addressed to Parent, in form and substance mutually acceptable to the Company and its counsel, on the one hand, and Parent and Merger Sub and their counsel, on the other hand.

(i) Ancillary Agreement. Neither the Company nor the Representative shall have repudiated the Ancillary Agreement or otherwise caused the Ancillary Agreement to not be able to become in full force and effect in accordance with its terms as of the Closing.

(j) Company Material Adverse Effect. Since the Audited Balance Sheet Date, there shall have been no Company Material Adverse Effect, and Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect.

(k) Legal Action. No claim, action, suit, arbitration or other formal legal proceeding shall be pending or shall have been brought, which if decided adversely thereto, would be reasonably likely to result in a Company Material Adverse Effect; provided, however, that for purposes of clarity the parties agree that no claim, suit, arbitration, other formal legal proceeding pending against the Company as of the date of this Agreement is reasonably likely to result in a Company Material Adverse Effect. Additionally, other than the Action, there must not have been made or threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company or any of its Subsidiaries.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in Article IV of this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as if made on and as of that date, except that any such representations and warranties that expressly relate to a specified date shall be true and correct only as of such date; provided, however, that this clause (a) shall be deemed satisfied if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to knowledge, materiality or Parent Material Adverse Effect) would not be reasonably likely to have a Parent Material Adverse Effect. Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Legal Opinion. The Representative shall have received the written legal opinion of counsel to Parent and Merger Sub, dated as of the Closing Date and addressed to the Company Shareholders, in form and substance mutually acceptable to the Representative and its counsel, on the one hand, and Parent and Merger Sub and their counsel, on the other hand.

SECTION 7.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s own failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

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ARTICLE IX

Termination, Amendment and Waiver

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent and Merger Sub on the one hand and the Company on the other hand;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before December 31, 2006; provided, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii) if any Restraint having the effect set forth in Section 7.01(b) shall be in effect and shall have become final and nonappealable;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is not cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent; or

(d) by the Company, if Parent shall have (i) failed to pay the Second Deposit to the Representative within seven (7) days after the execution and delivery of this Agreement as required by Section 2.02; or (ii) breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, in the case of this “subclause (ii),” which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (B) is not cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01 prior to the Effective Time, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 2.02 with respect to the payment of the Deposit to the Representative on behalf of the holders of Company Series A-1 Preferred Stock and the Company Series B-1 Shareholders as liquidated damages, the provisions of Section 6.05 (and any other provision herein related to the payment of expenses), Section 8.02(b), Section 9.01, this Section 9.02 and Article X, which provisions shall survive such termination, and except to the extent that such termination results from the willful breach by the Company of its representations, warranties, covenants or agreements set forth in this Agreement. Nothing contained in this Section 9.02 shall relieve the Company from liability for any willful breach of this Agreement.

SECTION 9.03. Amendment. At any time prior to the Effective Time, this Agreement may be amended by the parties hereto; provided, however, that there shall be made no such amendment that by Law requires further approval by the Company Shareholders without such approval having been obtained; and provided, further, that there shall be made no such amendment without the prior written consent of the holders of at least a majority of the outstanding shares of each of (i) the Company Series A Preferred Stock, and (ii) the Company Series B Preferred Stock, respectively. This Agreement may not be amended except by an agreement in writing signed (in counterparts or otherwise) on behalf of each of the parties hereto.

SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of any other party or conditions to its obligations contained herein; provided, however, that there shall be made no waiver that by Law requires further approval by the Company Shareholders without such approval having been obtained; and provided, further, that there shall be made no such waiver without the prior written consent of the holders of at least a majority of the outstanding shares of each of (i) the Company Series A Preferred Stock, and (ii) the Company Series B Preferred Stock, respectively. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

General Provisions

SECTION 10.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; and thereafter no party or other person will have any liability in respect of any breach of any such representation or warranty. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 10.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

HVHC Inc.

1800 Center Street

Camp Hill, PA 17089

Attention: Robert Gray

Telecopier No. +1 412 544 7526

with a copy (which shall not constitute notice) sent at the same time and by the same means to:

Edward A. Bittner, Jr.

Senior Counsel

Highmark, Inc.

Fifth Avenue Place

120 Fifth Avenue

Suite 2180

Pittsburgh, PA 15222-3099

Telecopier No. +1 412 544 7423

and to:

Buchanan Ingersoll

One Oxford Centre, 20th Floor

301 Grant Street

Pittsburgh, PA

Telecopier No. +1 412 562 1041

Attention: Thomas M. Thompson

if to Representative:

ECCA Holdings Shareholder Trust

c/o Ferrier Hodgson Limited

14/F, Hong Kong Club Building

3A Chater Road, Central

Hong Kong

Attention: John Batchelor

with a copy (which shall not constitute notice) sent at the same time and by the same means to:

Johnson Stokes & Master

16th Floor, Prince’s Building

10 Chater Road, Central

Hong Kong

Attention: Nicholas Poole, Esq.

Telecopier No. +852 2103 5128

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention: Stephen Oetgen, Esq.

Telecopier No. +1 415 439 1500

and

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Attention: Brian Keeler, Esq.

Telecopier No. +1 617 428 6324

if to the Company, to:

ECCA Holdings

c/o Ferrier Hodgson Limited

14/F, Hong Kong Club Building

3A Chater Road, Central

Hong Kong

Attention: John Batchelor

with copies (which shall not constitute notice) sent at the same time and by the same means to:

Eye Care Centers of America, Inc.

11103 West Avenue

San Antonio, TX 78213

Facsimile No.: (210) 524-6996

Attention: Chief Financial Officer

and

Johnson Stokes & Master

16th Floor, Prince’s Building

10 Chater Road, Central

Hong Kong

Attention: Nicholas Poole, Esq.

Telecopier No. +852 2103 5128

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention: Stephen Oetgen, Esq.

Telecopier No. +1 415 439 1500

and

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

Attention: Brian Keeler

Telecopier No. +1 617 428 6324

SECTION 10.03. Definitions. For purposes of this Agreement:

“Action” means the “Action,” as such term is defined in the Ancillary Agreement.

An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Ancillary Agreement” means the Ancillary Agreement, dated as of the date hereof, by and among Parent, Merger Sub, the Company and the Representative.

“Base A-1 Consideration” means the sum of (i) US$146,000,000 less (ii) the GGC Transaction Fee plus (iii) the product of (x) 42.572% multiplied by (y) the Delay Premium.

“Business Day” means any day, other than a Saturday, Sunday or a day on which the banks or national securities exchanges located in New York, New York shall be authorized or required by Law to close.

“Cash” means, as of the relevant time of reference, the cash, cash equivalents, and marketable securities (valued at fair market value) of the Company and its Subsidiaries, determined in accordance with GAAP, including, for purposes of clarification, uncashed checks, cash at retail stores of the Company and its Subsidiaries, and credit card payments being processed.

“Closing Cash” means Cash as of the Effective Time. For the avoidance of doubt, Closing Cash will include the cash that is to be used to pay the Management Bonuses that the Surviving Corporation is required to pay immediately after the Effective Time pursuant to Section 6.02. Any cash that was spent prior to the Effective Time to purchase the Minimum Insurance shall be included in the calculation of Closing Cash.

“Closing Outstanding Net Debt” means the amount by which the aggregate principal amount of the Existing Company Indebtedness outstanding as of the Effective Time exceeds the Closing Cash.

“Closing Net Working Capital” means the Net Working Capital as of the Effective Time.

“Closing Taxes” means the amount of all Income Taxes of the Company related to the tax periods (or any portion thereof) ending on or prior to the Closing Date which have not previously been paid.

“Company Capital Stock” means the capital stock of the Company, consisting of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock.

“Company Common Stock” means the Company’s Common Stock, $0.01 par value per share (consisting of its Class M Non-Voting Common Stock, Class A Voting Common Stock and Class A Non-Voting Common Stock).

“Company Preferred Stock” means the Company’s Preferred Stock, $0.01 par value per share (consisting of the Company Series A Preferred Stock and Company Series B Preferred Stock).

“Company Series A Preferred Stock” means, collectively, the Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock and Company Series A-3 Preferred Stock.

“Company Series A-1 Preferred Stock” means the Company’s Series A-1 Participating Preferred Stock, par value $0.01 per share.

“Company Series A-2 Preferred Stock” means the Company’s Series A-2 Participating Preferred Stock, par value $0.01 per share.

“Company Series A-3 Preferred Stock” means the Company’s Series A-3 Non-Voting Participating Preferred Stock, par value $0.01 per share.

“Company Series B Preferred Stock” means, collectively, the Company Series B-1 Preferred Stock and Company Series B-2 Preferred Stock.

“Company Series B-1 Preferred Stock” means the Company’s Series B-1 Participating Preferred Stock, par value $0.01 per share.

“Company Series B-2 Preferred Stock” means the Company’s Series B-2 Non-Voting Participating Preferred Stock, par value $0.01 per share.

“Company Series B Shareholders” means the holders of record of shares of Company Series B Preferred Stock.

“Company Series B-1 Shareholders” means the holders of record of shares of Company Series B-1 Preferred Stock.

“Company Shareholders” means the holders of record of shares of Company Capital Stock.

“Delay Premium” means, in the event that the Closing occurs after September 30, 2006, an amount equal to the interest that would accrue on the Pre-Adjustment Merger Consideration if interest accrued thereon daily at the rate of 5.0% per annum, calculated on the basis of a 365-day year from October 1, 2006, through the Closing Date.

“ECCA” means Eye Care Centers of America, Inc., a Texas corporation that is a wholly owned Subsidiary of the Company.

“Estimated Closing Taxes” means, as of the Closing Date, the total of all amounts accrued for Income Taxes with respect to all Pre-Closing Periods which have not previously been paid by the Company.

“Existing Company Indebtedness” means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing; provided, however, that Existing Company Indebtedness shall not include any Note Takeout Fees or Waiver Fees or any Existing Company Indebtedness owing between the Company and any of its Subsidiaries (or between any of such Subsidiaries).

“Final A-1 Consideration” means an amount determined in accordance with the following formula:

Final A-1 Consideration = A + B {C – D – E – F – A – (G*H)}

where:

A = Base A-1 Consideration

B	=	42.979%

C	=	The Merger Consideration (as finally determined after having taken into account the Merger Consideration Adjustment Amount and having finally determined and made an adjustment for the difference between the Estimated Closing Taxes and the Final Closing Taxes and, for avoidance of doubt, without being reduced by the Set-Aside Amount or the amount of the Holdback)

D	=	Series A-3 Merger Consideration

E	=	Series B-2 Merger Consideration

F	=	The sum of (x) the Holdback less any portion of the Holdback that has been used to satisfy any Merger Consideration Adjustment Amount plus (y) any amounts paid by holders of Company Series B-1 Preferred Stock pursuant to Section 2.01(f)(ii) and Section 2.01 (f)(iv) that are not paid or satisfied out of the Holdback

G	=	Minimum Series A-1 Per Share Return

H	=	Number of shares of Company Series B-1 Preferred Stock

“GGC Transaction Fee” means a fee equal to $3,000,000 that will be paid by the Parent or the Company to GGC Administration, LLC (either pursuant to this Agreement or pursuant to a separate obligation to make such payment) in satisfaction of the termination of the Advisory Agreement dated as of February 1, 2005, by and among the Company, ECCA’s predecessor-by-merger, LFS-Merger Sub, Inc., and GGC Administration, LLC.

“Governmental Authority” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(d) organization or body (including any multinational organization or body) entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (including, without limitation, the High Court of the Hong Kong Special Administrative Region Court of First Instance and the appropriate committee of inspection (if applicable) and the Hong Kong Stock Exchange).

“Income Taxes” means all taxes on the income of the Company and its Subsidiaries assessed at the federal, state or local level in the United States of America.

“Indenture” means the Indenture dated as of February 4, 2005, between ECCA’s predecessor-by-merger, LFS-Merger Sub, Inc. and The Bank of New York as trustee.

“Knowledge” of (i) any person that is an individual means such individual’s actual knowledge and (ii) any person that is not an individual means, with respect to any matter in question, the knowledge of such person’s Chief Executive Officer, Chief Financial Officer and other officers having primary responsibility for such matter, after due inquiry as to the matter in question, except that any reference to “Actual Knowledge” means the actual knowledge of such persons, without their having made, or having any duty to make, any such inquiry. The Knowledge or Actual Knowledge of the Company with respect to the representations and warranties of the Company in Article III hereof shall include Knowledge of the current board of directors of ECCA as of the date of this Agreement and as of the Closing.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Minimum Series A-1 Per Share Return” means the product of Base A-1 Merger Consideration plus the GGC Transaction Fee divided by the number of shares of Company A-1 Preferred Stock outstanding as of the Effective Time

“Moulin” means Moulin Global Eyecare Holdings Limited, a Bermuda corporation formerly named Moulin International Holdings Limited.

“Net Debt Decrease” means the amount, if any, by which the Reference Date Net Debt exceeds the Closing Outstanding Net Debt.

“Net Debt Increase” means the amount, if any, by which the Closing Outstanding Net Debt exceeds the Reference Date Net Debt.

“Net Working Capital” means the following, as per the Company’s and its Subsidiaries’ management accounts: the aggregate consolidated book value of the current assets of the Company and its Subsidiaries (excluding Cash, miscellaneous prepaid expenses and deferred taxes) minus the aggregate consolidated book value of the current liabilities of the Company and its Subsidiaries (excluding Existing Company Indebtedness, accrued interest, federal and state income taxes, deferred taxes, any accrual in respect of the cost of the Minimum Insurance, and deferred revenue (including the accounts referred to as “warranty and certificate revenues” in the Company’s and its Subsidiaries’ management accounts)) and minus any Transaction Costs.

“Net Working Capital Decrease” means the amount, if any, by which the Target Net Working Capital exceeds the Final Net Working Capital.

“Net Working Capital Increase” means the amount, if any, by which the Final Net Working Capital exceeds the Target Net Working Capital.

“Notes” means ECCA’s 10.75% notes due 2015, issued pursuant to the Indenture.

“Note Takeout Fees” means all tender, redemption, or prepayment penalties, and premiums (including any interest accruing after the Closing) incurred in repaying, redeeming, or tendering for (including any associated consent solicitation) the Notes and any related legal and other professional, printing, mailing, and other fees and expenses incurred or paid by the Company in connection with the Debt Tender.

“Organizational Documents” means (a) the articles or certificate of incorporation or association and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” or “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Plaintiff” means the “Plaintiff,” as such term is defined in the Ancillary Agreement.

“Reference Date Net Debt” means $296,740,776, which is the amount of the Existing Company Indebtedness as of January 31, 2006.

“Resolution” means the “Resolution,” as such term is defined in the Ancillary Agreement.

“Resolution-Related Amounts” means the “Resolution-Related Amounts” as such term is defined in the Ancillary Agreement.

“Senior Credit Facility” means the credit facility under the Credit Agreement dated as of March 1, 2005, among ECCA’s predecessor-by-merger, LFS-Merger Sub, Inc., the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties signatory thereto.

“Series A Merger Consideration” means the aggregate amount of the Merger Consideration payable or which, but for the provisions of Section 2.01(b) hereof, would have been payable to the holders of shares of Company Series A Preferred Stock pursuant to Sections 2.01(c)(A) and (B) hereof.

“Series B-1 Merger Consideration” means the difference of (i) the Merger Consideration, minus (ii) the Series A Merger Consideration, minus (iii) the Series B-2 Merger Consideration.

“Series B-2 Merger Consideration” means 115% of the product of (i) the pre-adjustment Merger Consideration subject to adjustment for the estimations set out in Section 2.01(d)(A), Section 2.01(d)(B) and Section 2.01(J), multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Series B-2 Preferred Stock outstanding as of the Effective Time, and the denominator of which is the number of shares of Company Capital Stock outstanding as of the Effective Time.

A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Transaction Costs” means any costs and expenses incurred or payable by the Company in connection with the transactions contemplated by this Agreement, which costs and expenses are unpaid as of the Closing Date and are not reflected in the books of the Company as current liabilities as of the Closing Date.

“Waiver Fees” means all fees and expenses incurred or payable in connection with the waiver of any default under the Senior Credit Facility occurring by reason of the consummation of the Merger or the other transactions contemplated by this Agreement, including without limitation, any penalties or premiums.

SECTION 10.04. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “dollars” or “$” mean United States dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) Any information disclosed in any section of the Company Disclosure Schedule shall be considered disclosed in each and every other Company Disclosure Schedule in which the information is required to be included to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of the disclosure would be reasonably apparent to a reader of such disclosure. Any disclosure in any Company Disclosure Schedule of any contract, document, liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such contract, document, liability, default, breach, violation, limitation, impediment or other matter be “material” or shall have a Company Material Adverse Effect, shall not be construed against the Company as an assertion by the Company that any such contract, document, liability, default, breach, violation, limitation, impediment or other matter is, in fact, material or shall have a Company Material Adverse Effect.

SECTION 10.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.06. Entire Agreement; Third-Party Beneficiaries. Unless expressly agreed otherwise, this Agreement, including the disclosure schedules hereto, and the confidentiality agreement dated as of October 31, 2005, (a) constitute the entire agreement, and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties or between any of them with respect to the subject matter of this Agreement and (b) are not intended to confer upon any person other than the parties any rights or remedies, except that GGC Administration LLC is an intended third-party beneficiary of and entitled to enforce rights and remedies under Section 1.08 (“Payment of GGC Transaction Fee”) and Article X (“General Provisions”); the Company Shareholders are intended third-party beneficiaries of and entitled to enforce rights and remedies under Section 9.03 (“Amendment”) and Article X (“General Provisions”); and except that if the Closing occurs, then from and after the Closing the Company Shareholders will be intended third-party beneficiaries of and entitled to enforce rights and remedies under Article II (“Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates”); the persons entitled to receive the Management Bonuses will be intended third-party beneficiaries of and entitled to enforce rights and remedies under Section 6.02 (“Management Bonuses”) and Article X (“General Provisions”); and the Indemnitees will be intended third-party beneficiaries of and entitled to enforce rights and remedies under Section 6.04 (“Indemnification, Exculpation and Insurance”) and Article X (“General Provisions”).

SECTION 10.07. Governing Law. As to matters of corporate law, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and as to all other matters in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct, wholly owned Subsidiary of Parent incorporated in Delaware if such assignment would not cause a delay in the consummation of the Merger, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 10.09. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or New York State court located in the Borough of Manhattan, City and State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or New York State court located in the Borough of Manhattan, City and State of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request, on any basis whatsoever, for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the Merger or the other transactions contemplated by this Agreement in any court other than a federal or New York State court located in the Borough of Manhattan, City and State of New York.

SECTION 10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HVHC INC.

By:
Name: Title:

FRANKLIN MERGER SUB INC.
By:
Name: Title:

ECCA HOLDINGS CORPORATION
By:
Name: Title:

ECCA HOLDINGS SHAREHOLDER TRUST, solely in its capacity as Representative and with no other obligations hereunder:
By:
Name: Title:

Exhibits and Schedules

Exhibit A	Certificate of Incorporation of Surviving Corporation

Exhibit B	Sample Merger Consideration Calculation

Exhibit C	Sample Working Capital Calculation

Exhibit D	Letter of Transmittal

Exhibit E	Terms of Escrow Agreement

Company Disclosure Schedule

Exhibit A

Certificate of Incorporation of Surviving Corporation

Exhibit B

Sample Merger Consideration Calculation

Exhibit C

Sample Working Capital Calculation

Exhibit D

Letter of Transmittal

Exhibit E

Terms of Escrow Agreement